Hawaiian Electric Exhibit 99.1

Terms that are not defined in this Exhibit 99.1 have the definitions of such terms as set forth in the 2024 Annual Report on Form 10-K to which this Exhibit is attached and into which this Exhibit is incorporated by reference.
PART III

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Executive officers of Hawaiian Electric
The executive officers of Hawaiian Electric are listed below. Hawaiian Electric executive officers serve from the date of their initial appointment until the next annual appointment of officers by the Hawaiian Electric Board, and thereafter are appointed for one-year terms or until their successors have been duly appointed and qualified or until their earlier resignation or removal. Hawaiian Electric executive officers may also hold offices with Hawaiian Electric subsidiaries.

Name	Age	Business experience for last 5 years and prior positions with Hawaiian Electric and its affiliates
Shelee M. T. Kimura	51
Hawaiian Electric President and Chief Executive Officer since 1/22
·  Hawaiian Electric Senior Vice President, Customer Service and Public Affairs 3/21 to 12/21
·  Hawaiian Electric Senior Vice President, Customer Service, 2/19 to 3/21
·  Hawaiian Electric Senior Vice President, Business Development & Strategic Planning, 1/17 to 2/19
·  Hawaiian Electric Vice President, Corporate Planning & Business Development, 5/14 to 1/17
·  HEI Director, Investor Relations, Strategic Planning & Budget, 11/09 to 5/14
·  HEI Manager, Corporate Finance and Investments, 8/04 to 11/09

Jimmy D. Alberts	64
Hawaiian Electric Senior Vice President and Chief Operations Officer since 1/22
·  Hawaiian Electric Senior Vice President, Operations, 1/21 to 12/21
·  Hawaiian Electric Senior Vice President, Business Development & Strategic Planning, 2/19 to 3/21
·  Hawaiian Electric Senior Vice President, Customer Service, 8/12 to 12/18
·  Prior to joining the Company:  Kansas City Power & Light, Vice President – Customer Service, 2007-12

Jason E. Benn	53
Hawaiian Electric Senior Vice President and Chief Transformation and Administrative Officer since 8/24 ·  Hawaiian Electric Senior Vice President and Chief Information Officer, 8/21 to 8/24
·  Hawaiian Electric Vice President Information Technology Services and Chief Information Officer, 8/17 to 8/21
·  Hawaiian Electric Vice President and Acting Chief Information Officer, 5/17 to 7/17
·  Hawaiian Electric Manager, Information Technology Services, 8/10 to 5/17
·  Hawaiian Electric Director, Information Assurance, 10/07 to 8/10
·  Hawaiian Electric IT Program Manager, 4/06 to 9/07
·  Hawaiian Electric Senior IT Infrastructure Analyst, 12/01 to 4/06
·  Hawaiian Electric Supervisor, Network & Technical Support, 8/01 to 12/01
·  Hawaiian Electric Supervisor, Desktop Services, 7/00 to 8/01
·  Hawaiian Electric Infrastructure Analyst, 9/97 to 7/00

Colton K. Ching	57	Hawaiian Electric Senior Vice President, Planning & Technology since 1/17
·  Hawaiian Electric Vice President, Energy Delivery, 1/13 to 1/17
·  Hawaiian Electric Vice President, Systems Operation & Planning, 8/10 to 12/12
·  Hawaiian Electric Manager, Corporate Planning Department, 8/08 to 8/10
·  Hawaiian Electric Director, Strategic Initiatives, 12/06 to 8/08
·  Hawaiian Electric Director, Transmission Planning Division, 2/05 to 12/06
·  Hawaiian Electric Senior Planning Engineer, 4/00 to 2/05
·  Hawaiian Electric Electric Engineer II, 9/96 to 4/00
·  Hawaiian Electric Designer II, 1/94 to 9/96
		· Hawaiian Electric Designer I, 1/91 to 1/94

Name	Age
Paul K. Ito	54
Hawaiian Electric Senior Vice President, Chief Financial Officer and Treasurer, since 10/23
·  HEI Executive Vice President, Chief Financial Officer and Treasurer, 1/23 to 9/23
·  HEI Vice President - Tax, Controller and Treasurer and Interim Chief Financial Officer, 7/22 to 12/22
·  HEI Vice President - Tax, Controller and Treasurer, 11/19 to 7/22
·  HEI Vice President - Tax and Controller, 2/18 to 11/19
· Prior to joining the HEI in 2018: Alexander & Baldwin, Senior Vice President, Chief Financial Officer and Treasurer 2012 - 2018

Joseph P. Viola	58	Hawaiian Electric Senior Vice President, Customer, Legal and Regulatory Affairs since 1/22
·  Hawaiian Electric Vice President, Regulatory and Business Strategies, 3/21 to 12/21
·  Hawaiian Electric Vice President, Regulatory Affairs, 2/14 to 2/21
·  Hawaiian Electric Manager, Legal Department, 2/09 to 1/14
·  Hawaiian Electric Lead Associate General Counsel, 11/07 to 2/09
		· Hawaiian Electric Associate General Counsel, 8/00 to 11/07
Hawaiian Electric Board of Directors
The directors of Hawaiian Electric are listed below. Hawaiian Electric directors are elected annually by HEI, the sole common shareholder of Hawaiian Electric, after considering recommendations made by the HEI Nominating and Corporate Governance Committee. Below is information regarding the business experience and certain other directorships for each Hawaiian Electric director, together with a description of the experience, qualifications, attributes and skills that led to the Hawaiian Electric Board’s conclusion at the time of the 2024 Form 10-K, to which this Hawaiian Electric Exhibit 99.1 is attached, that each of the directors should serve on the Hawaiian Electric Board in light of Hawaiian Electric’s current business and structure.
James A. Ajello, age 71, Hawaiian Electric director since 2020
Hawaiian Electric Audit & Risk Committee Member since May 2020
Business experience
•Director, Dimension Renewable Energy, since February 23, 2022
•Senior Vice President Finance, Chief Financial Officer and Treasurer, Portland General Electric (NYSE: POR), January 1, 2021 - August 31, 2023
•Senior Advisor, Portland General Electric (NYSE: POR), November 1, 2020 - December 31, 2020 and July 1, 2023 - August 31, 2023
•Executive Vice President and Chief Financial Officer, Hawaiian Electric Industries, Inc. (HEI), August 2013 - April 2017
•Executive Vice President, Chief Financial Officer and Treasurer, HEI, June 2011 - July 2013
•Senior Vice President, Chief Financial Officer and Treasurer, HEI, January 2009 - June 2011
•Director, American Savings Bank (subsidiary of HEI), 2017-2020
•Director, Crius Energy Trust (TSX: KWH), 2012-2019
Skills and qualifications for Hawaiian Electric Board service
•18 years of executive leadership, financial oversight, risk management, investor relations, tax, accounting, financial and SEC reporting and strategic planning experience from serving as EVP and CFO of HEI, serving as President of Reliant Energy Solutions LLC and Senior Vice President and General Manager of Commercial & Industrial Marketing and Senior Vice President - Business Development of Reliant Energy, Inc.
•14 years of banking industry experience from serving as Managing Director and Head of UBS Chicago and its corporate banking unit, as well as head of UBS’s North American project finance team. Duties focused on corporate finance, capital markets and M & A.
•In-depth knowledge of issues facing American Savings Bank gained from 9 years as EVP and CFO of American Savings Bank's parent company, HEI, and 3 years serving on American Savings Bank board of directors.
•Hawaii business and leadership experience from his more than 10 years of service as a Trustee on the Hawaii Pacific University Board and his 9 years as EVP and CFO of HEI.

Timothy E. Johns, age 68, Hawaiian Electric director since 2005; Chairman since January 1, 2020
Hawaiian Electric Audit & Risk Committee Member since 2006, Chair since 2010
HEI Nominating and Corporate Governance Committee, Non-Voting Representative since 2019
HEI Executive Committee, Non-Voting Representative since 2020
HEI Compensation & Human Capital Management Committee, Non-Voting Representative since 2020
Business experience
•President and Chief Executive Officer, Zephyr Insurance Company, Inc. (hurricane insurance provider in Hawaii), since 2018
•Chief Consumer Officer, Hawaii Medical Service Association (leading health insurer in Hawaii), 2011 - 2017
Skills and qualifications for Hawaiian Electric Board service
•Executive management, leadership and strategic planning skills developed over three decades as a businessperson and lawyer, and currently as President and Chief Executive Officer of Zephyr Insurance Company.
•Business, regulatory, financial stewardship and legal experience from his prior roles as Chief Consumer Officer of HMSA, President and Chief Executive Officer of the Bishop Museum, Chief Operating Officer for the Estate of Samuel Mills Damon (former private trust with assets valued at over $900 million prior to its dissolution), Chairperson of the Hawaii State Board of Land and Natural Resources, Director of the Hawaii State Department of Land and Natural Resources and Vice President and General Counsel at Amfac Property Development Corp.
•Corporate governance knowledge and familiarity with financial oversight and fiduciary responsibilities from his prior experience overseeing the HMSA Internal Audit department, as a director for The Gas Company LLC (now Hawaii Gas) and his current service as a trustee of the Parker Ranch Foundation Trust (charitable trust with assets valued at over $250 million), as a director and Audit Committee Chair for Parker Ranch, Inc. (largest ranch in Hawaii with significant real estate assets), as a director and Audit Committee member for Grove Farm Company, Inc. (privately-held community and real estate development firm operating on the island of Kauai) and on the board of Kualoa Ranch, Inc. (private ranch in Hawaii offering tours and activity packages to the public).
Shelee M. T. Kimura, age 51, Hawaiian Electric director since 2022
Business experience
•Hawaiian Electric President and Chief Executive Officer since January 2022
•Hawaiian Electric Senior Vice President, Customer Service and Public Affairs March 2021 - December 2021
•Hawaiian Electric Senior Vice President, Customer Service, February 2019 - March 2021
•Hawaiian Electric Senior Vice President, Business Development & Strategic Planning, January 2017 - February 2019
•Hawaiian Electric Vice President, Corporate Planning & Business Development, May 2014 - January 2017
Skills and qualification for Hawaiian Electric Board Service
•Executive management, leadership and strategy development and execution skills developed from the wide range of leadership roles at Hawaiian Electric and HEI over the last 20 years including her current role as President and Chief Executive Officer of Hawaiian Electric.
•Operational leadership and extensive stakeholder relations experience which includes all stakeholders from customers, communities, regulators, government and union to institutional investors, analysts and rating agencies gained from her roles at HEI where she led the corporate finance, investments, investors relations and corporate strategy functions, and at Hawaiian Electric where she led the development and execution of the 2014-2020 Transformation Strategy and teams responsible for operational functions (e.g., field services and customer service), innovation (e.g., grid technologies, distributed energy resources, electrification of transportation, and utility-scale renewable generation and storage procurement programs), and corporate functions (e.g., strategy business development, enterprise risk management, and public relations).
•Finance, accounting, auditing, enterprise risk management, and corporate governance experience gained from obtaining a public accounting certification and working as an external and internal auditor, business and risk management consultant, executing of capital market transactions at HEI, as well as her service (September 2013 to June 2022) on the Audit Committee for Kamehameha Schools ($15 billion endowment and Hawaii’s largest private landowner with over 397,000 acres of land on Hawaii island, Maui, Molokai, Oahu, and Kauai) and the board and compensation committee of Alexander & Baldwin (NYSE: ALEX) since 2023

•Recognized business and community leader including the following recognitions: U.S. Department of Energy’s C3E (Clean Energy Education and Empowerment) Business Award, University Hawai‘i Shidler College of Business Hall of Honor, Hawaii Business Magazine’s 20 for the Next 20, Pacific Business News’ Power Leaders, Girl Scouts of Hawai‘i Women of Distinction, YWCA Leader Luncheon Honoree, American Lung Association Outstanding Mother Award, and Hawaii United Okinawan Association Legacy Award.

Mary E. Kipp, age 57, Hawaiian Electric director since 2023
Hawaiian Electric Audit & Risk Committee Member since January 2023
Business experience
•President and Chief Executive Officer, Puget Sound Energy, Inc. since January 2020
•President and Chief Executive Officer, El Paso Electric Company, 2017-2019
•Chief Executive Officer, El Paso Electric Company, 2015-2017
•President, El Paso Electric Company, 2014-2015

Skills and qualifications for Hawaiian Electric Board service
•Executive management, leadership and strategic planning skills developed over nearly three decades as a businessperson and lawyer and currently as President and CEO of Puget Sound Energy, Inc. a 150 year old utility providing electric power and natural gas to 1.5 million customers in the state of Washington.
•Business, regulatory, financial stewardship and legal experience from her prior roles as President and CEO, General Counsel and Chief Compliance Officer and Director of FERC Compliance for El Paso Electric Company, and Senior Enforcement Attorney for the Federal Energy Regulatory Commission.
•Extensive knowledge of the electric utility industry from her 15 years of experience in leadership roles at Puget Sound Energy, Inc. and El Paso Electric Company.
•Corporate governance knowledge and familiarity with financial oversight and fiduciary responsibilities from her service as a director for Boston Properties, Inc., the largest publicly traded developer, owner, and manager of premier workplaces in the United States and prior director of El Paso Electric, an electric utility providing generation, transmission and distribution to customers in west Texas and southern New Mexico.

Toby B. Taniguchi, age 53, Hawaiian Electric director since 2021
Hawaiian Electric Audit & Risk Committee Member since April 2022
Business experience
•President & Chief Executive Officer, KTA Super Stores, 2024-present
•President & Chief Operating Officer, KTA Super Stores, 2014-2024
•Executive Vice President, KTA Super Stores, 2006-2014
•President, K. Taniguchi, Limited, 2019-present
•Vice President, K. Taniguchi Limited, 1999-2019
Skills and qualifications for Hawaiian Electric Board service
•Executive leadership experience as President and Chief Operating Officer of KTA Super Stores where he is responsible for the daily operations of the largest network of retail grocery stores on the island of Hawaii. KTA Super Stores has invested in environmental and social innovations including electric vehicle infrastructure investments, PV system installation, sourcing from locally owned and produced businesses, supporting their marketing and expanded distribution, and philanthropic programs with direct community impact.
•Current knowledge of and experience with the business community on the island of Hawaii, which is serviced by Hawaiian Electric Company’s subsidiary, Hawaii Electric Light Company, from serving in leadership positions for 17 years at KTA Super Stores which has seven retail stores all over the island and is one of the oldest grocers on island, established 105 years ago.
•Extensive corporate and non-profit board leadership experience from his service on private and non-profit boards in the state which include areas of impact such as community development, health and human services, education, business, industry, insurance, and economic development.

•Recognized business and community leader, including recognitions by the Hawaii Business Magazine for his leadership with the “40 Under Forty” distinction and the “20 for the Next 20” award.

Audit & Risk Committee of the Hawaiian Electric Board of Directors
Because HEI has common stock listed on the New York Stock Exchange (NYSE) and Hawaiian Electric is a wholly-owned subsidiary of HEI, HEI is subject to the corporate governance listing standards in Section 303A of the NYSE Listed Company Manual, but Hawaiian Electric is not subject to NYSE listing standards, including Sections 303A.04, 303A.05 and 303A.06, which require listed companies to have nominating/corporate governance, compensation and audit committees, respectively.
Although not required by NYSE rules to do so, Hawaiian Electric has established one standing committee, the Hawaiian Electric Audit & Risk Committee, and voluntarily endeavors to comply with NYSE and SEC requirements regarding audit committee composition. The current members of the Hawaiian Electric Audit & Risk Committee are nonemployee directors Timothy E. Johns (chair), James A. Ajello, Mary E. Kipp, and Toby B. Taniguchi. All committee members are independent and qualified to serve on the committee pursuant to NYSE and SEC requirements. Each of Timothy E. Johns, James A. Ajello, Mary E. Kipp and Toby B. Taniguchi has been determined by the Hawaiian Electric Board to be an “audit committee financial expert” on the Hawaiian Electric Audit & Risk Committee.
The Hawaiian Electric Audit & Risk Committee operates and acts under a written charter approved by the Hawaiian Electric Board which is available on HEI’s website at www.hei.com/govdocs (documents referenced as being available on the Company's website are not incorporated herein). The Hawaiian Electric Audit & Risk Committee is responsible for overseeing (1) Hawaiian Electric’s financial reporting processes and internal controls, (2) the performance of Hawaiian Electric’s internal auditor, (3) risk assessment and risk management policies set by management and (4) the Corporate Code of Conduct compliance program for Hawaiian Electric and its subsidiaries. In addition, the committee provides input to the HEI Audit & Risk Committee regarding the appointment, compensation and oversight of the independent registered public accounting firm that audits HEI’s and Hawaiian Electric’s consolidated financial statements and maintains procedures for receiving and reviewing confidential reports of potential accounting and auditing concerns. To support the Hawaiian Electric Audit & Risk Committee with this oversight responsibility, a non-fiduciary cybersecurity working group comprised of directors from the Company and HEI boards assists the Hawaiian Electric Audit & Risk Committee in monitoring the Company’s cybersecurity program. Among other things, the cybersecurity working group reviews the effectiveness of the Company’s cybersecurity programs and practices and the impact of emerging cybersecurity developments on the Company, and provides reports on its work and findings to the Hawaiian Electric Audit & Risk Committee.

In 2024, the Hawaiian Electric Audit & Risk Committee held six meetings. At each meeting, the committee held executive sessions without management present with the independent registered public accounting firm that audits HEI’s and Hawaiian Electric’s consolidated financial statements.
Attendance at Hawaiian Electric Board and Audit & Risk Committee meetings
In 2024, there were seven regular and 24 special meetings of the Hawaiian Electric Board. All incumbent Hawaiian Electric directors attended at least 80% of the combined total number of meetings of the Hawaiian Electric Board and the Hawaiian Electric Audit & Risk Committee (for those who served on such committee) held during the period for which he or she was a director.
Family relationships; executive officer and director arrangements
There are no family relationships between any executive officer or director of Hawaiian Electric and any other executive officer or director of Hawaiian Electric. There are no arrangements or understandings between any executive officer or director of Hawaiian Electric and any other person pursuant to which such executive officer or director was selected.

Code of Conduct
The HEI Board has adopted a Corporate Code of Conduct that applies to all of HEI’s subsidiaries, including Hawaiian Electric, and which includes a code of ethics applicable to, among others, Hawaiian Electric’s principal executive officer, principal financial officer and principal accounting officer. The Corporate Code of Conduct is available on HEI’s website at www.hei.com/govdocs (documents referenced as being available on the Company's website are not incorporated herein). Hawaiian Electric elects to disclose the information required by Form 8-K, Item 5.05, “Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics,” through this website and such information will remain available on this website for at least a 12-month period.
Insider Trading Policies and Procedures
HEI has an Insider Trading Policy that is designed to promote compliance with insider trading laws, rules and regulations, and the listing standards of the New York Stock Exchange. The Insider Trading Policy prohibits all directors, officers and employees of HEI and its subsidiaries (as well as their spouses, minor children and adult family members sharing the same household (Family Members)) from transacting in Company securities (which includes HEI Common Stock, Hawaiian Electric preferred stock and Hawaiian Electric bonds (Company Securities)), and advising others who may buy or sell Company Securities, when such persons are in possession of material, nonpublic information regarding the Company. For directors, executive officers and certain covered employees of HEI and its subsidiaries and their respective Family Members, the policy also includes preclearance procedures for all transactions in Company Securities, as well as providing for recurring trading blackout periods beginning at the end of each quarter and ending on the second business day after the Company releases information to the public about the prior quarter's financial results. The Company may also implement a blackout on trading at any other time because of information known to the Company and not yet disclosed to the general public. This type of event-specific blackout may apply to all insiders, or a sub-group of individuals. The full text of the Insider Trading Policy is attached as Exhibit 19 to the Company's 2024 annual report on Form 10-K.
Delinquent Section 16(a) Reports
Section 16(a) of the 1934 Exchange Act requires Hawaiian Electric’s executive officers, controller, directors and persons who own more than ten percent of a registered class of Hawaiian Electric’s equity securities to file reports of ownership and changes in ownership with the SEC. Such reporting persons are also required by SEC regulations to furnish Hawaiian Electric with copies of all Section 16(a) forms they file. Based solely on its review of such forms provided to it during 2024, or written representations from some of those persons that no Forms 5 were required from such persons, Hawaiian Electric believes that, each of the persons required to comply with Section 16(a) of the 1934 Exchange Act with respect to Hawaiian Electric, including its executive officers, directors and persons who own more than ten percent of a registered class of Hawaiian Electric’s equity securities, complied with the reporting requirements of Section 16(a) of the 1934 Exchange Act for 2024.

ITEM 11.	EXECUTIVE COMPENSATION

Director compensation
The Hawaiian Electric Board believes that a competitive compensation package is necessary to attract and retain individuals with the experience, skills and qualifications needed to serve as a director on the board of a regulated electric public utility. Customarily, nonemployee director compensation is composed of a mix of cash and HEI Common Stock. However, to address the extreme volatility HEI's Common Stock, the equity component was replaced with a cash award in 2024. Only nonemployee directors receive compensation for their service as directors. Ms. Kimura, the Hawaiian Electric President & CEO, did not receive separate or additional compensation for serving as a Hawaiian Electric director. Although Ms. Kimura was a member of the Hawaiian Electric Board, neither she nor any other executive officer participated in the determination of nonemployee director compensation.
Nonemployee directors of Hawaiian Electric receive compensation in the form of a cash retainer and an HEI stock grant. James A. Ajello, Timothy E. Johns, Mary E. Kipp, and Toby B. Taniguchi are nonemployee directors of Hawaiian Electric. No Hawaiian Electric director is also an HEI director.
The HEI Compensation & Human Capital Management Committee reviews the compensation of Hawaiian Electric nonemployee directors at least once every three years and recommends changes to the Hawaiian Electric Board. In 2022, the HEI Compensation & Human Capital Management Committee asked its independent compensation consultant, Frederic W. Cook & Co., Inc. (FW Cook), to conduct an evaluation of HEI’s nonemployee director compensation practices. FW Cook assessed the structure of HEI’s nonemployee director compensation program and its value compared to competitive market practices of utility peer companies, similar to the assessments used in its executive compensation review. The HEI Compensation & Human Capital Management Committee reviewed the analysis in determining its recommendations concerning the appropriate nonemployee director compensation, including cash retainers, stock awards and meeting fees for HEI directors. As part of this analysis, the HEI Compensation & Human Capital Management Committee reviewed the cash retainers, stock awards and meeting fees for Hawaiian Electric directors and determined that it wouldn’t recommend any changes to the Hawaiian Electric Board compensation for 2023.
The boards of Hawaiian Electric subsidiaries Hawaii Electric Light and Maui Electric are comprised entirely of officers of Hawaiian Electric and/or its subsidiaries who receive no additional compensation for such service.
Cash retainer. Hawaiian Electric nonemployee directors received the cash retainer amounts shown below for their 2024 Hawaiian Electric Board service. Nonemployee directors of Hawaiian Electric who also serve as a member or chair of the Hawaiian Electric Audit & Risk Committee or as a non-voting Hawaiian Electric Board representative who attends meetings of the HEI Compensation & Human Capital Management Committee or the HEI Nominating and Corporate Governance Committee received additional retainer amounts, as indicated below. Cash retainers were paid in quarterly installments.

2024
Hawaiian Electric Director	$51,000
Hawaiian Electric Chairman of the Board	45,000
Hawaiian Electric Audit & Risk Committee Chair	18,750
Hawaiian Electric Audit & Risk Committee Member	7,500
Hawaiian Electric Non-Voting Representative to HEI Compensation & Human Capital Management Committee	10,000
Hawaiian Electric Non-Voting Representative to HEI Nominating and Corporate Governance Committee	10,000

Extra meeting fees. Nonemployee directors are also entitled to meeting fees for each board or committee meeting attended (as member or chair) after a specified number of meetings. For 2024, directors were entitled to additional fees of $1,000 per meeting after attending a minimum of eight Hawaiian Electric Board meetings during the year, Hawaiian Electric Audit & Risk Committee members were entitled to additional fees of $1,000 per meeting after attending a minimum of six Hawaiian Electric Audit & Risk Committee meetings during the year, and the Hawaiian Electric Board’s non-voting representative to the HEI Compensation & Human Capital Management Committee and HEI Nominating and Corporate Governance Committee each was entitled to an additional fee of $1,500 per meeting after attending six meetings of the respective Committee during the year.
Fees for non-voting members of HEI board committees. Certain director(s) of Hawaiian Electric serve as non-voting members of certain HEI board committees. This currently includes Timothy Johns who serves as a non-voting member of HEI's Nominating and Corporate Governance Committee, the HEI Compensation & Human Capital Management Committee and the HEI Executive Committee. Non-voting members of the HEI Compensation & Human Capital Management Committee and HEI

Nominating and Corporate Governance Committee are paid the same annual retainer as the voting members. See Cash Retainer table below for amounts paid.
Stock or cash awards. Customarily, stock grants are made annually to nonemployee directors under HEI’s 2011 Nonemployee Director Stock Plan (2011 Director Plan) on the last business day in June and vest immediately. For 2024, considering the extreme volatility of HEI’s Common Stock, the nonemployee directors were paid a cash award instead of the customary annual stock grant. Consequently, on June 30, 2024, each nonemployee director at that time received a cash award of $66,000.
Deferred compensation. Nonemployee directors may participate in the HEI Deferred Compensation Plan implemented in 2011 (2011 Deferred Compensation Plan). Under the plan, deferred amounts are credited with gains/losses of deemed investments chosen by the participant from a list of publicly traded mutual funds and other investment offerings. Earnings are not above-market or preferential. Participants may elect the timing upon which distributions are to begin following separation from service (including retirement) and may choose to receive such distributions in a lump sum or in installments over a period of up to 15 years. Lump sum benefits are payable in the event of disability or death. In 2024, no Hawaiian Electric director participated in the 2011 Deferred Compensation Plan.
Health benefits. Directors may participate, at their election and at their cost, in the group employee medical, vision and dental plans generally made available to Hawaiian Electric employees. No Hawaiian Electric director currently participates in such plans.
2024 DIRECTOR COMPENSATION TABLE
The table below shows the compensation paid to Hawaiian Electric nonemployee directors in 2024.

Name	Fees Earned or Paid in Cash ($) (1)	Total ($)
James A. Ajello	147,500	147,500
Timothy E. Johns, Chairman	222,750	222,750
Mary E. Kipp	142,500	142,500
Alana K. Pakkala	127,500	127,500
Toby B. Taniguchi	145,500	145,500
1.Represents cash retainers and extra meeting fees for board and committee service (as detailed below) and includes an additional cash award in the amount of $66,000, as described above under “Stock or Cash Awards.”

The table below shows the total fees paid in cash to Hawaiian Electric nonemployee directors for Hawaiian Electric board and committee service and service on the Cybersecurity Working Group in 2024.

Name	Hawaiian Electric Board ($) (1)	Hawaiian Electric Chairman ($)	Hawaiian Electric Audit & Risk Committee ($)	Cyber- security Working Group ($)	Hawaiian Electric Nonvoting Representative to HEI Committees ($)	Extra Meeting Fees ($) (2)	Total ($)
James A. Ajello	51,000	—	7,500	5,000	—	18,000	81,500
Timothy E. Johns	51,000	45,000	18,750	—	20,000	22,000	156,750
Mary E. Kipp	51,000	—	7,500	—	—	18,000	76,500
Alana K. Pakkala	41,129	—	371	—	—	20,000	61,500
Toby B. Taniguchi	51,000	—	7,500	—	—	21,000	79,500
1.     Represents $51,000 annual cash retainer for board service.
2.    Represents extra meeting fees earned for attending Board and committee meetings in excess of the number of meetings specified in “Director Compensation - Extra meeting fees.”

Compensation Discussion and Analysis
This section describes Hawaiian Electric’s executive compensation program and the compensation decisions made for Hawaiian Electric’s 2024 named executive officers, who are listed below.

Name	Title
Shelee M. T. Kimura	Hawaiian Electric President and Chief Executive Officer (CEO)
Paul K. Ito	Hawaiian Electric Senior Vice President, Chief Financial Officer and Treasurer
Jimmy D. Alberts	Hawaiian Electric Senior Vice President and Chief Operations Officer
Jason E. Benn	Hawaiian Electric Senior Vice President & Chief Transformation and Administrative Officer
Colton K. Ching	Hawaiian Electric Senior Vice President, Planning & Technology
2024 Executive summary
Following the 2023 Maui windstorm and wildfires, the Company has faced unprecedented operational and financial challenges, while also making considerable progress towards overcoming them. In meeting these challenges, the Company's executive officers have experienced material increases in workload and performance pressure, against the backdrop of significant uncertainty regarding the Company's financial health and future. This has been accompanied by significant declines in the value of HEI Common Stock, which negatively impacted the value of in-flight equity awards, as well as the net worth of the Company’s executive officers, as the majority of their total compensation has historically been paid in the form of equity. These factors, among others, created heightened and novel retention and recruiting challenges to which the Company's compensation practices needed to adapt. In addition, the Compensation and Human Capital Management Committee and Board recognized the executive team's leadership in enabling the Company to reach the critical milestones that were reached in the past year in advancing the Company's return to operational and financial stability.
In consideration of these elements, as described in more detail below, the Company's 2024 compensation program applied a balanced approach to incentives and retention, with an emphasis on alignment with peer median compensation and a temporary and partial shift from equity to cash-based compensation. The use of cash instead of equity also helped ensure such compensation continued to serve as an incentive at a time when the company’s stock was experiencing significant volatility.
Guiding principles
In designing Hawaiian Electric’s 2024 executive compensation program and making pay decisions, the HEI Compensation & Human Capital Management Committee and Hawaiian Electric Board followed these guiding principles:
•Pay should reflect Company performance, particularly over the long-term.
•Compensation programs should align executives’ interests with those of our shareholders, customers and employees.
•Programs should be designed to attract, motivate and retain talented executives who can drive the Company’s success.
•The cost of programs should be reasonable while maintaining their purpose and benefit.
Key design features
The 2024 compensation program for Hawaiian Electric’s named executive officers is comprised of four primary elements – base salary, performance-based annual incentives, performance-based long-term incentives earned over three years and time-based long-term incentives including restricted stock units (RSUs) and restricted cash awards (RCAs) that vest over three years. With these elements, named executive officers’ total compensation opportunity is designed to provide a balance between fixed and variable (performance-based) pay, and between short-term and long-term incentives. Other named executive officer benefits include eligibility to participate in retirement and nonqualified deferred compensation plans, and minimal perquisites.
Pay for performance
The compensation of our named executive officers earned for 2024 reflects Hawaiian Electric’s 2024 performance, as well as its performance over the three-year period that ended December 31, 2024:
•For 2024 annual incentive performance, the following metrics applied to all Hawaiian Electric named executive officers for the one-year period ending December 31, 2024: (a) safety and resilience, which includes wildfire mitigation, employee safety and energy security, (b) financial health, which includes Hawaiian Electric net income and liquidity, (c) trust & reputation, and (d) healthy & engaged workforce, each on a consolidated basis.

•Long-term incentives comprise a significant portion of each Hawaiian Electric named executive officer’s pay opportunity. For the three-year period that ended December 31, 2024, the Hawaiian Electric named executive officer performance metrics were: (a) Hawaiian Electric 3-year average annual net income growth, (b) Hawaiian Electric 3-year return on average common equity (ROACE), (c) carbon emissions (CO2e) reduction, and (d) HEI total shareholder return compared to the companies in the Edison Electric Institute (EEI) Index.
The Hawaiian Electric Board and HEI Compensation & Human Capital Management Committee believe that Hawaiian Electric’s executive compensation program serves the Company’s pay-for-performance objective and is structured to encourage participants to build long-term value for the benefit of all stakeholders, including shareholders, customers and employees.
Compensation process
Roles in determining compensation
Roles of the Hawaiian Electric Board and HEI Compensation & Human Capital Management Committee. The Hawaiian Electric Board does not have a separate compensation committee. Rather, the entire Hawaiian Electric Board performs the function of a compensation committee and oversees the design and implementation of Hawaiian Electric’s executive compensation programs. In addition, as part of its responsibility to oversee compensation programs at HEI and its subsidiaries, the HEI Compensation & Human Capital Management Committee assists the Hawaiian Electric Board by approving performance- and equity-based compensation for ratification by the Hawaiian Electric Board and making recommendations to the Hawaiian Electric Board regarding other executive compensation matters.
The HEI Compensation & Human Capital Management Committee fulfills its responsibilities to assist the Hawaiian Electric Board regarding executive compensation matters by engaging annually in a rigorous process to arrive at compensation decisions regarding the named executive officers. In the course of this process, the HEI Compensation & Human Capital Management Committee:
•Engages in extensive deliberations in meetings held over several months;
•Consults with its independent compensation consultant during and outside of meetings;
•Focuses on Hawaiian Electric’s long-term strategy, and near-term goals to implement such strategy, in setting performance metrics and goals;
•Reviews tally sheets for each named executive officer to understand how the elements of compensation relate to each other and to the compensation package as a whole (the tally sheets include fixed and variable (performance-based) compensation, minimal perquisites and change in pension value for past periods);
•Examines data and analyses prepared by its independent compensation consultant concerning peer group selection, comparative compensation data and evolving best practices;
•Reviews Hawaiian Electric’s performance and discusses assessments of the individual performance of senior members of management;
•Analyzes the reasonableness of incentive payouts in light of the long-term benefits to all stakeholders;
•Considers trends in compensation to determine whether incentive programs are working effectively; and
•Reviews risk assessments conducted by the HEI and Hawaiian Electric Enterprise Risk Management functions to determine whether compensation programs and practices carry undue risk.
Early each year, the HEI Compensation & Human Capital Management Committee determines compensation earned under incentive plans with respect to performance periods ending in the prior year, establishes performance metrics and goals for incentive plans beginning in the current year and recommends to the Hawaiian Electric Board the level of compensation and mix of pay elements for each named executive officer.
The Hawaiian Electric Board discusses evaluations of the Hawaiian Electric CEO’s performance, considers HEI Compensation & Human Capital Management Committee recommendations concerning the CEO’s pay and determines the CEO’s compensation. The Hawaiian Electric Board also reviews HEI Compensation & Human Capital Management Committee recommendations concerning the other Hawaiian Electric named executive officers and approves their compensation.
Role of executive officers. The Hawaiian Electric CEO, who is also a member of the Hawaiian Electric board of directors, assesses and reports on the performance of the other Hawaiian Electric named executive officers and makes recommendations to the HEI Compensation & Human Capital Management Committee with respect to their levels of compensation and mix of pay elements. The CEO also participates in deliberations of the Hawaiian Electric Board in acting on the HEI Compensation & Human Capital Management Committee’s recommendations on the other Hawaiian Electric named executive officers. The CEO does not participate in the deliberations of the HEI Compensation & Human Capital Management Committee to recommend, or of the Hawaiian Electric Board to determine, the CEO’s own compensation.
Hawaiian Electric management supports the HEI Compensation & Human Capital Management Committee in executing its responsibilities by providing data and other materials for HEI Compensation & Human Capital Management Committee meetings (including tally sheets and recommendations regarding performance metrics, goals and pay mix); by attending portions of HEI Compensation & Human Capital Management Committee meetings as appropriate to provide perspective and expertise relevant to agenda items; and by supplying such other data and information as may be requested by the HEI Compensation & Human Capital Management Committee and/or its independent compensation consultant.
Compensation consultant & consultant independence. The Compensation & Human Capital Management Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (FW Cook), is retained by, and reports directly to, the HEI Compensation & Human Capital Management Committee. FW Cook provides the HEI Compensation & Human Capital Management Committee with independent expertise on market practices and developments in executive compensation, compensation program design, peer group composition and competitive pay levels, and provides related research, data and analyses. FW Cook also advises the HEI Compensation & Human Capital Management Committee regarding analyses and proposals presented by management related to executive compensation. A representative of FW Cook attends HEI Compensation & Human Capital Management Committee meetings, participates in Committee executive sessions and communicates directly with the Compensation & Human Capital Management Committee.
In early 2025, as in prior years, the HEI Compensation & Human Capital Management Committee evaluated FW Cook’s independence, taking into account all factors it considered relevant, including the factors specified in the NYSE listing standards and the absence of other relationships between FW Cook and HEI, Hawaiian Electric and their directors or executive officers. Based on its review of such factors, and based on FW Cook’s independence policy, which was shared with the HEI Compensation & Human Capital Management Committee, the Committee concluded that FW Cook is independent and that the work of FW Cook has not raised any conflict of interest.
Use of comparative market data
Compensation benchmarking. The HEI Compensation & Human Capital Management Committee considers market data from peer group companies as a reference point in determining the named executive officers’ pay components and target compensation opportunity (composed of base salary, performance‑based annual incentive, performance‑based long‑term incentive and time‑based long-term incentive). The HEI Compensation & Human Capital Management Committee may decide that an executive’s compensation opportunity should be higher or lower in relation to peers based on considerations including internal equity, the executive’s level of responsibility, experience, expertise and past performance, as well as retention and succession objectives.
Comparative market data used in setting 2024 executive pay consisted of information from public company proxy statements for peer group companies and the Willis Towers Watson Energy Services Survey.
Peer groups. The HEI Compensation & Human Capital Management Committee annually reviews the peer groups used in benchmarking for Hawaiian Electric executive compensation, with analysis and recommendations provided by FW Cook. For 2024 compensation, the Committee determined, with input from FW Cook, that no changes to Hawaiian Electric’s 2024 peer group were necessary or appropriate. The selection criteria and 2024 Hawaiian Electric peer group is set forth below.

Hawaiian Electric 2024 Peer Group (applies to all Hawaiian Electric named executive officers)
Selection Criteria	· Electric utilities with primarily regulated operations · Revenue balanced in a range of approximately 0.4x to 2.5x Hawaiian Electric’s revenue · Market cap as a secondary consideration
Peer Group for 2024 Compensation	ALLETE, Inc. Alliant Energy Corp. AVANGRID, Inc. Avista Corp. Black Hills Corp. Evergy, Inc. IDACORP, Inc.	MDU Resources Group Inc. NiSource Inc. Northwestern Corp OGE Energy Corp. Pinnacle West Capital Corp. Portland General Electric TXNM Energy, Inc.

Relationship between compensation programs and risk management
Hawaiian Electric’s compensation policies and practices are designed to encourage executives to build value for all stakeholders, including shareholders, customers and employees, and to discourage decisions that introduce inappropriate risks.
Hawaiian Electric’s Enterprise Risk Management (ERM) function is principally responsible for identifying and monitoring risk at Hawaiian Electric and its subsidiaries, and for reporting on high risk areas to the Hawaiian Electric Board and Hawaiian Electric Audit & Risk Committee. As a result, all Hawaiian Electric and HEI directors, including those who serve on or are representatives to the HEI Compensation & Human Capital Management Committee, are apprised of risks that could reasonably be expected to have a material adverse effect on Hawaiian Electric.
Risk assessment. On an annual basis, the HEI Compensation & Human Capital Management Committee and its independent compensation consultant review a risk assessment of compensation programs in place at Hawaiian Electric and its subsidiaries, which is updated annually by the Hawaiian Electric and HEI ERM function. Based on its review of the risk assessment of compensation programs in place in 2024 and consultation with FW Cook, the HEI Compensation & Human Capital Management Committee believes that Hawaiian Electric's compensation plans do not encourage risk taking that is reasonably likely to have a material adverse effect on Hawaiian Electric.
Risk mitigation features of compensation programs. Hawaiian Electric’s compensation programs incorporate the following features to promote prudent decision-making and guard against excessive risk:
•Financial performance objectives for the annual incentive program are linked to Board-approved budget guidelines, and nonfinancial measures (such as resilience and safety) are designed to be aligned with the interests of all Hawaiian Electric stakeholders.
•Annual and long-term incentive awards are capped at maximum performance levels.
•Financial opportunities under long-term incentives are greater than those under annual incentives, emphasizing the importance of long-term outcomes.
•Share ownership and retention guidelines, requiring named executive officers to hold significant amounts of HEI Common Stock ensure that Hawaiian Electric’s named executive officers have a substantial personal stake in the long-term performance of Hawaiian Electric and HEI. The guidelines specific to the named executive officers are discussed below under “Share ownership and retention are required throughout employment with the Company.”
•Long-term incentive payouts are 50-100% equity-based, so executives share in the same upside potential and downside risk as all HEI shareholders.
•Annual grants of long-term performance-based and long-term time-based incentives vest over a period of three years to encourage sustained performance and executive retention.
•Performance-based plans use a variety of financial metrics (e.g., net income) and nonfinancial performance metrics (e.g., customer satisfaction, reliability and safety) that correlate with long-term value creation for all stakeholders and are impacted by management decisions.
•The Hawaiian Electric Board and HEI Compensation & Human Capital Management Committee continuously monitor risks faced by the enterprise, including through management presentations at quarterly meetings and through periodic written reports from management.
Share ownership and retention are required throughout employment with the Company
Hawaiian Electric named executive officers are required to own and retain HEI Common Stock throughout their employment with the Company. Each officer subject to the requirements has until January 1 of the year following the fifth anniversary of the later of (i) any amendment to his or her required level of stock ownership or (ii) first becoming subject to the requirements (Compliance Date), to reach the following ownership levels:

Position	Value of Stock to be Owned
Hawaiian Electric President and CEO	2x base salary
Other Named Executive Officers	1x base salary
Until reaching the applicable stock ownership target, officers subject to the requirements must retain 50% of shares received in payout under the LTIP (net of any shares withheld for taxes) and 50% of shares received through the vesting of RSUs (net of any shares withheld for taxes). Each of the named executive officers has either complied with the ownership requirement or has not yet reached his or her respective Compliance Date.

2024 compensation elements and pay decisions
Elements and objectives
The total compensation program for named executive officers is made up of the five standard components summarized below. Each component fulfills important objectives that reflect our focus on pay for performance, competitive programs to attract and retain talented executives and aligning executive decisions with the interests of all stakeholders. These elements are described in further detail in the pages that follow.

Compensation element[1]	Summary	Objectives
Base Salary	Fixed level of cash compensation set in reference to peer group median (may vary based on performance, experience, responsibilities, expertise and other factors).	Attract and retain talented executives by providing competitive fixed cash compensation.
Annual Performance-Based Incentives	Variable cash award based on achievement of pre-set performance goals for the year. Award opportunity is determined as a percentage of base salary. Performance below threshold levels yields no incentive payment.	Drive achievement of key business results linked to short-term and long-term strategy and reward executives for their contributions to such results. Balance compensation cost and return by paying awards based on performance.
Long-Term Performance-Based Incentives	Variable equity award based on meeting pre-set performance objectives over a 3-year period. Award opportunity is determined as a percentage of base salary. Performance below threshold levels yields no incentive payment.	Motivate executives and align their interests with those of all stakeholders by promoting long-term value growth and by paying awards in the form of equity.

Balance compensation cost and return by paying awards based on performance.
Long-Term Time-Based Incentives	Annual grants in the form of RSUs or RCAs that vest over 3 years. Amount of grant is determined as a percentage of base salary.	Promote retention of talented leaders through multi-year vesting and alignment of executive and shareholder interests through shared ownership of HEI Common Stock.
Benefits	Includes defined benefit pension plans and defined contribution plan, deferred compensation plans, double-trigger change-in-control agreements; minimal perquisites and an executive death benefit plan (frozen since 2009).	Enhance total compensation with meaningful and competitive benefits that promote retention and peace of mind and contribute to financial security. Double-trigger change-in-control agreements encourage focused attention of executives during major corporate transitions.
1 The Company's current executive compensation program does not include stock options. Except for atypical off-cycle RSU grants most commonly made as part of a new compensation arrangement (typically in connection with a new hire or promotion), all equity grants are made annually in February following HEI Compensation & Human Capital Management Committee approval.
Changes to compensation elements in 2024
On an annual basis, the HEI Compensation & Human Capital Management Committee reviews and recommends for Hawaiian Electric Board approval, each named executive officer’s target compensation opportunity, which is composed of base salary, target annual cash and target long-term equity opportunities. Target annual cash and target long-term incentive opportunities are established, in each case, as a percentage of the named executive officer’s base salary.
The HEI Compensation & Human Capital Management Committee recommended, and the Hawaiian Electric Board approved, changes to compensation for 2024, as shown in the table below.

	Base Salary[1] ($)		Performance-Based Annual Incentive (Target Opportunity[2] as % of Base Salary)		Performance-Based Long-Term Incentive (Target Opportunity[2] as % of Base Salary)		Time-Based Long-Term Incentive (Value as % of Base Salary)
Name	2023	2024	2023	2024	2023-25	2024-26	2023	2024
Shelee M. T. Kimura	575,000	650,000	75	same	90	105	60	105
Paul K. Ito	475,000	485,917	70	75	80	95	100[3]	95
Jimmy D. Alberts	364,583	376,000	55	60	50	80	35	80
Jason E. Benn	322,333	349,750	50	60	45	80	35	80
Colton K. Ching	331,667	342,750	50	60	45	80	35	80
1Base salary increases for 2023 for Ms. Kimura and Messrs. Alberts, Benn and Ching became effective as of March 1, 2023. Base salary increases for 2024 for Ms. Kimura and Messrs. Ito, Alberts and Ching became effective as of March 1, 2024. Base salaries that became effective March 1, 2023 and 2024 are prorated amounts to include two months of 2022 and 2023 base salary, respectively, and ten months of 2023 and 2024 base salary, respectively. Mr. Benn received a base salary increase for 2024 effective as of March 1, 2024, and received an additional base salary increase upon his promotion to Senior Vice President & Chief Transformation and Administrative Officer on August 15, 2024. Accordingly, his 2024 base salary is prorated.
2The threshold and maximum opportunities are 0.5 times target and 2 times target, respectively.
3Includes special grant of 50% of base salary in 2023 in connection with Mr. Ito’s promotion to HEI Executive Vice President, Chief Financial Officer and Treasurer.

Realized Compensation for 2024
The table below and graph that follows provide a supplemental disclosure representing the total direct compensation realized (Realized Compensation) by each NEO for 2022-2024. As an example, 2024 Realized Compensation includes the salary paid in 2024, EICP payouts for the 2024 performance period that was paid in 2025, RCAs that vested and were paid in 2024, the LTIP award for the 2022-2024 performance period that vested and was settled in shares of HEI Common Stock in 2025 (0 shares in 2025), and the value of RSUs that vested and were settled in shares of HEI Common Stock in 2024. The table and graph below differ substantially from the Summary Compensation Table and are not a substitute for that table. For example, SEC rules require that the full grant date fair value of equity awards be reported in the Summary Compensation Table for the year in which they were granted; however, this supplemental disclosure includes the value of compensation actually received from equity awards in the year in which the awards vested and were settled. Consequently, Realized Compensation for a NEO for any given year may differ significantly from the total compensation reported in the Summary Compensation Table for that year.

Name and 2024 Principal Positions	Year	Summary Compensation Table Total ($)	Change in Pension Value ($)	Stock Awards ($)	Value Realized on Vesting of Stock Awards ($)	Realized Compensation ($)
Shelee M. T. Kimura	2024	2,596,499	(521,723)	(704,346)	103,411	1,473,841
President and Chief Executive Officer	2023	2,077,532	(606,930)	(895,602)	284,167	859,167
	2022	1,514,176	—	(814,267)	225,344	925,253
Paul K. Ito	2024	1,585,693	(73,426)	(476,397)	82,085	1,117,955
Senior Vice President, Chief Financial Officer & Treasurer	2023	880,983	(87,000)	(672,667)	4,810	126,126

Jimmy D. Alberts	2024	1,144,141	(109,216)	(310,423)	51,431	775,933
Senior Vice President & Chief Operations Officer	2023	853,397	(143,044)	(321,561)	200,910	589,702
	2022	792,931	—	(290,387)	253,631	756,175
Jason E. Benn	2024	1,083,659	(155,335)	(274,516)	38,933	692,741
Senior Vice President & Chief Transformation and Administrative Officer	2023	909,884	(320,416)	(267,135)	124,124	446,457
	2022	676,474	—	(255,137)	91,353	512,690
Colton K. Ching	2024	1,067,448	(140,092)	(282,975)	47,632	692,013
Senior Vice President, Planning & Technology	2023	1,016,944	(410,407)	(274,870)	188,736	520,403
	2022	692,969	—	(261,356)	229,478	661,091
The amount of “Realized Compensation” shown in the table above and graph below is calculated by taking the amount of total compensation as set forth in the Summary Compensation Table, subtracting the amount of “Change in Pension Value” and “Stock Awards” (in each case, as described in more detail in the Summary Compensation Table and accompanying footnotes), and adding the amount of “Value Realized on Vesting” from the “2024 Option Exercises and Stock Vested” table, and described in more detail in footnote 1 thereto.

2024 Summary Compensation Table Total vs 2024 Realized Compensation
($ Mils.)
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
$2.60
$1.47
$1.59
$1.12
$1.14
$0.78
$1.08
$0.69
$1.07
$0.69
Kimura
Ito
Alberts
Benn
Ching
SCT
Realized

Base salary
Base salaries for Hawaiian Electric named executive officers are reviewed and determined annually. In establishing its base salaries for the year, the HEI Compensation & Human Capital Management Committee considers competitive market data, internal equity and each executive’s level of responsibility, experience, expertise and performance, as well as retention and succession considerations. The Committee considers the competitive median as a reference point in setting base salaries, but may determine that the foregoing factors justify a higher or lower salary. The resulting 2024 base salaries are shown in the table above.
For 2024, Ms. Kimura received a base salary increase in connection with her promotion to President and CEO in 2022 and as part of a plan to incrementally increase Ms. Kimura’s base salary over time to an amount that more closely aligns with the peer median. Mr. Benn received a base salary increase for 2024 effective as of March 1, 2024, and received an additional base salary increase upon his promotion to Senior Vice President & Chief Transformation and Administrative Officer on August 15, 2024. Other executive officers received ordinary aging and/or merit increases in the amounts shown in the table above.
Annual incentives
Hawaiian Electric named executive officers and other executives are eligible to earn an annual cash incentive award under the HEI Executive Incentive Compensation Plan (EICP) based on the achievement of performance goals for the year. Each year, the HEI Compensation & Human Capital Management Committee determines or recommends, and the Hawaiian Electric Board ratifies or approves, as applicable, the target annual incentive opportunity for each named executive officer, performance metrics and the applicable goals.
2024 target annual incentive opportunity. The target annual incentive opportunity is determined as a percentage of base salary, with the threshold and maximum opportunities equal to 0.5 times and 2 times the target opportunity, respectively. In establishing the target percentage for each executive, the HEI Compensation & Human Capital Management Committee takes into account the mix of pay elements, competitive market data, internal equity, prior performance and other factors described above under “Base salary.”
The 2024 target annual incentive opportunities for the named executive officers are shown in the table above. For 2024, the HEI Compensation & Human Capital Management Committee recommended, and the Hawaiian Electric Board approved, increasing Messrs. Ito’s, Alberts’s, Benn’s, and Ching’s 2024 target opportunity to more closely align with the peer median for their positions.
2024 performance metrics, goals and results. The performance metrics for annual incentives are chosen because they connect directly to Hawaiian Electric’s strategic priorities and correlate with creating long-term value for all stakeholders, including shareholders, customers and employees. The 2024 metrics promote resilience and safety, including wildfire mitigation and generation reliability.
In addition to selecting performance metrics, the HEI Compensation & Human Capital Management Committee determines, and the Hawaiian Electric Board ratifies, the level of performance required to attain the threshold, target and maximum goal for each metric. The level of difficulty of the goals reflects the Committee’s and the Board’s belief that incentive pay should be motivational – that is, the goals should be challenging but achievable – and that such pay should be balanced with reinvestment in the Company and return to shareholders. Consistent with this approach, the HEI Compensation & Human Capital Management Committee and Hawaiian Electric Board believe the threshold should represent solid performance with positive financial/operating results, target should denote challenging but achievable goals and maximum should signify exceptional performance.
The target level for financial goals, such as net income, is generally set at the level of the Board-approved budget, which represents the level of performance Hawaiian Electric seeks to achieve for the year. In setting the threshold and maximum levels, the Committee and Board consider whether the risks to accomplishing the budget weigh more heavily toward the downside and how challenging it would be to achieve incremental improvements over the target level.

The table below identifies the 2024 annual incentive metrics, the objective each measure serves, the level of achievement required to attain the threshold, target and maximum levels for each metric and the results for 2024.

2024 Annual Incentive Performance Metrics & Why We Use Them	Weight- ing	Goals
		Threshold	Target	Maximum	Result
Safety and Resilience[1] rewards successful implementation of wildfire mitigation and prevention measures designed to reduce wildfire risk, improve employee safety by reducing serious injuries and lost workdays and generation reliability which promotes customer satisfaction and confidence	55%		See Appendix B		See Appendix B
Financial Health[2] focuses on net income and liquidity which promotes long-term financial stability and increases shareholder value	25%		See Appendix B		See Appendix B
Trust & Reputation[3] promotes customer satisfaction and community trust and supports sustained long-term shareholder value	10%		See Appendix B		See Appendix B
Healthy & Engaged Workforce[4] measures employee engagement, belonging and well-being which promote retention and commitment	10%		See Appendix B		See Appendix B
1    Safety and Resilience includes goals related to (i) implementation of the wildfire mitigation plan, (ii) employee safety measured by improvement in recordable incidents and lost workdays, and (iii) energy security measured by outage percentage and reportable cyber events.
2    Financial Health includes goals related to (i) Hawaiian Electric’s consolidated adjusted net income for 2024, and (ii) liquidity measured as the actual book cash balance plus committed liquidity sources.
3     Trust & Reputation includes goals related to consolidated customer satisfaction and Company image based on quarterly results of customer surveys conducted by an outside vendor.
4     Healthy & Engaged Workforce: Employee Engagement Score is based on the results of the annual employee engagement survey.
Based on the level of performance achieved and shown in the table above, in early 2025, the HEI Compensation & Human Capital Management Committee approved, and the Hawaiian Electric Board ratified, the following 2024 annual incentive payouts. The payout amounts are included in the 2024 Summary Compensation Table below in the “Nonequity Incentive Plan Compensation” column. The range of possible annual incentive payouts for 2024 is shown below in the 2024 Grants of Plan-Based Awards table.

Name	2024 Annual Incentive Payout
Shelee M. T. Kimura	$606,680
Paul K. Ito	453,531
Jimmy D. Alberts	280,756
Jason E. Benn	259,725
Colton K. Ching	255,931
Non‑GAAP Net Income Metrics — 2024 Annual Incentive. Hawaiian Electric Consolidated Adjusted Net Income for purposes of 2024 annual incentive compensation were calculated on a non‑GAAP basis, consistent with prior years. Pursuant to the EICP, the Compensation & Human Capital Management Committee may exclude items from the calculation of net income to the extent they arose from extraordinary or nonrecurring events or from changes to applicable accounting rules or practices. In 2024, the Company experienced extraordinary and nonrecurring events that impacted the Company's operations and financial performance in a variety of ways, some of which the Compensation & Human Capital Management Committee deemed appropriate to take into consideration in determining EICP performance. Specifically, the Compensation & Human Capital Management Committee determined it to be appropriate to exclude the items of expense/(gain) set forth in the table in Appendix A (and explained further in the accompanying footnotes). Excluded items include a portion of the wildfire-related expenses and wildfire settlement expense.
Long-term incentives
Long-term incentives include performance-based opportunities under the Long-Term Incentive Plan (LTIP), which are based on achievement of performance goals over rolling three-year periods, and time-based opportunities that include RSUs and RCAs, which are time-based and vest over a three-year period. These incentives are designed to reward executives for creating long-term value that benefits all stakeholders, including customers and shareholders.
Long-term performance-based incentives

The three-year performance periods for long-term performance-based incentives foster a long-term perspective and provide balance with the shorter-term focus of the annual incentive program. In addition, the overlapping three-year performance periods encourage sustained high levels of performance because at any one time, three separate potential awards are at risk.
Similar to the annual incentives, in developing long-term incentives, the HEI Compensation & Human Capital Management Committee approves, and the Hawaiian Electric Board ratifies, the target incentive opportunity for each named executive officer and performance metrics and goals for the three-year period.
2024-26 long-term incentive plan
2024-26 target long-term incentive opportunity. As with the annual incentives, the target long-term incentive opportunity is established as a percentage of base salary, with the threshold and maximum opportunities equal to 0.5 times and 2 times the target opportunity, respectively. In establishing the target percentage for each executive, the HEI Compensation & Human Capital Management Committee considers the mix of pay elements, competitive market data, internal equity, performance and the other factors described above under “Base salary.”
For the 2024-26 long-term incentive opportunity, in consideration of its review of the market data for each position and the retention and incentive value of the overall long-term incentive program, the HEI Compensation & Human Capital Management Committee recommended, and the Hawaiian Electric Board approved, increases to the 2024-26 LTIP target opportunities for Messrs. Alberts and Ito to more closely align with the peer median for their positions, as described in the preceding section (Annual Incentives). See the table above under the heading “Changes to elements in 2024” for the resulting 2024-26 target opportunities.
2024-26 performance metrics and goals. The performance metrics for long-term incentives are chosen for their relationship to the creation of long-term value and alignment with Hawaiian Electric’s multi-year strategic plans.
In addition to selecting performance metrics, the HEI Compensation & Human Capital Management Committee establishes, and the Hawaiian Electric Board ratifies, the level of achievement required to attain threshold, target and maximum performance for each metric. The same principles that the HEI Compensation & Human Capital Management Committee applies to annual incentive goals apply to long-term incentive goals. As such, the level of difficulty of the goals reflects the Committee’s and the Board’s belief that incentive pay should be motivational – that is, the goals should be challenging but achievable – and that such pay should be balanced with reinvestment in the Company and return to shareholders. Consistent with this approach, the Committee and Board believe threshold should represent solid performance with positive financial/operating results, target should denote challenging but achievable goals and maximum should signify exceptional performance.
The target level reflects objectives Hawaiian Electric seeks to achieve over the performance period. In setting the threshold and maximum levels, the Committee and Board consider whether the risks to accomplishing those levels weigh more heavily toward the downside and how challenging it would be to achieve incremental improvements over the target result. For the 2024-26 period, the Committee established, and the Hawaiian Electric Board ratified, the metrics and weightings in the following table. For the 2024-26 performance period, Hawaiian Electric prioritized goals related to safety and system hardening and growth in long-term shareholder value in the wake of the Maui windstorm and wildfires.

2024-26 Long-Term Incentive
Performance Metrics & Why We Use Them	Weighting
Hawaiian Electric long term issuer credit rating[1] rewards improved access to and cost of capital thereby improving liquidity and long-term shareholder value	40%
Hawaiian Electric public safety: system hardening to new standards[2] public safety by hardening the company’s system and mitigating wildfire risk	50%
HEI Relative TSR[3] compares the value created for HEI shareholders to that created by the HEI Compensation Peers.	10%
1    Hawaiian Electric long term issuer credit rating measures improvement in credit rating by at least two credit rating agencies.
2    Hawaiian Electric public safety: system hardening to new standards measures progress towards upgrading prescribed equipment to achieve enhanced safety standards.
3    HEI Relative TSR compares HEI’s TSR to that of the HEI Compensation Peers (see above). For LTIP purposes, TSR is the sum of the growth in price per share of HEI Common Stock as measured at the beginning of the performance period to the end, calculated using the average closing share price for the trading days in December at the end of the performance period, plus dividends paid during the period, assuming reinvestment, divided by the average closing share price for the trading days in January at the beginning of the performance period.
The Company believes that all Hawaiian Electric stakeholders benefit when the above goals are met. Achievement of these goals makes Hawaiian Electric and HEI stronger financially, enabling Hawaiian Electric and HEI to raise capital at favorable rates for reinvestment in the Utilities and supporting shareholder dividends. From a historical perspective, long-term incentive payouts are not easy to achieve, nor are they guaranteed. Strong leadership on the part of the named executive officers will be needed to achieve the long-term objectives required for them to earn the incentive payouts.
2022-24 long-term incentive plan. The Hawaiian Electric Board and HEI Compensation & Human Capital Management Committee established the 2022-24 long-term incentive opportunities, performance metrics and goals in February 2022. Those decisions were described in the Hawaiian Electric Annual Report on Form 10-K for the year ended December 31, 2022 and are summarized again below to provide context for the results and payouts for the 2022-24 period.
2022-24 target long-term incentive opportunity. In February 2022, the HEI Compensation & Human Capital Management Committee established, and the Hawaiian Electric Board ratified, the following 2022-24 target incentive opportunities as a percentage of named executive officer base salary.

Name	2022-24 Target Opportunity* (as % of Base Salary)
Shelee M. T. Kimura	90%
Paul K. Ito	45%
Jimmy D. Alberts	45%
Jason E. Benn	45%
Colton K. Ching	45%
*The threshold and maximum opportunities were 0.5 times the target opportunity and 2 times the target opportunity, respectively.
2022-24 performance metrics, goals and results. The HEI Compensation & Human Capital Management Committee established, and the Hawaiian Electric Board approved, the 2022-24 performance metrics and goals below in February 2022. The performance metrics were selected for their correlation with sustained growth and value and alignment with Hawaiian Electric’s multi-year strategic plans. The table below identifies the 2022-24 LTIP metrics, the objective each metric serves, the level of achievement required to attain the threshold, target and maximum levels for each metric and the results for 2022-24. The 2022-24 LTIP targets were determined based on a significantly different budget and forecast that existed before the Maui windstorm and wildfires. The material increase in expenses and decrease in HEI stock price, among other material changes that followed the Maui windstorm and wildfires, created significant challenges to meeting many 2022-24 LTIP targets.
Based on achieving below threshold performance, as described in the table below, in early 2025 the HEI Compensation & Human Capital Management Committee approved and the Hawaiian Electric Board ratified no payout (0 shares) under the 2022-24 long-term incentive plan.
The results shown in the table below may exclude the impact of unusual events that affected Hawaiian Electric during the 2022-24 period that, pursuant to the terms of the plans, the HEI Compensation & Human Capital Management Committee determined it appropriate to exclude. Any such adjustments are described below under “Non-GAAP Net Income Metrics - 2022-24 LTIP.”

2022-24 Long-Term Incentive		Goals
Performance Metrics & Why We Use Them	Weighting	Threshold	Target	Maximum	Result
Kimura, Alberts, Benn and Ching*
Hawaiian Electric 3-year Average Annual Net Income Growth[1] promotes shareholder value by focusing on net income growth based on the years included in the plan.	30%	4.0%	6.0%	8.0%	0.7%
Hawaiian Electric 3-year Average ROACE[2] promotes profitability based on net income as a % of average common equity.	30%	8.3%	8.5%	8.7%	7.9%
Hawaiian Electric Carbon Emissions (CO2e) Reduction[3] promotes reduction of carbon dioxide equivalent emissions from power generation.	20%	28%	32%	36%	27%
HEI Relative TSR[4] compares the value created for HEI shareholders to that created by other investor-owned electric companies (EEI Index).	20%	30th percentile	50th percentile	70th percentile	0 percentile

*     Mr. Ito was an HEI employee and not a Hawaiian Electric executive when his 2022-24 LTIP award was determined. Accordingly, HEI’s metrics and goals were applied to Mr. Ito for the 2022-24 LTIP. See the “2022-24 Long-Term Incentive Plan” section in HEI’s Proxy Statement for the 2025 Annual Meeting of Shareholders to be filed after the date of this Form 10-K and not later than 120 days after December 31, 2024 (“HEI’s 2025 Proxy”).
1    Hawaiian Electric 3-year Average Annual Net Income Growth is calculated by taking the sum of each full calendar year's (2022, 2023 and 2024, respectively) net income percentage growth over the net income of the prior year and dividing that sum by three.
2    Hawaiian Electric 3-year Average ROACE is calculated by taking the sum of Hawaiian Electric’s consolidated ROACE for each year during the period and dividing that sum by three. Consolidated ROACE is calculated by taking each year’s GAAP consolidated net income (as adjusted for any permitted adjustments) divided by average common equity, which is calculated by taking the sum of beginning of year common equity plus end of year common equity and dividing the sum by two.
3    Hawaiian Electric CO2e Reduction measures the reduction of CO2 equivalent emissions from power generation compared against 2005 levels.
4    HEI Relative TSR compares HEI’s TSR to that of the companies in the Edison Electric Institute (EEI) Index. For LTIP purposes, TSR is the sum of the growth in price per share of HEI Common Stock as measured at the beginning of the performance period to the end, calculated using the share price on the last trading day of December at the end of the performance period, plus dividends during the period, assuming reinvestment, divided by the share price on the last trading day of December immediately prior to the beginning of the performance period.
Non-GAAP Net Income Metrics - 2022-24 LTIP. The HEI Compensation & Human Capital Management Committee makes adjustments to performance results with caution and only in circumstances that are unforeseen and/or unique or extraordinary. The Committee recognizes that Hawaiian Electric is heavily regulated and external forces can impact incentive plans significantly. The Committee is mindful of only considering adjustments that are warranted and will also serve the long-term interests of the Company’s stakeholders. In determining Hawaiian Electric’s 2024 net income for purposes of calculating Utility three-year average net income growth and Utility three-year average ROACE (in each case noted above), the Compensation & Human Capital Management Committee considered the impact of certain items that were unrelated to management’s actions regarding ongoing business operations. Specifically, for 2024, the Compensation & Human Capital Management Committee determined it to be appropriate to exclude the item of expense set forth in the table in Appendix A hereto (and explained further in the accompanying footnotes) relating to wildfire-related expenses and the wildfire litigation settlement.
2023-25 long-term incentive plan. Hawaiian Electric’s 2023-25 long-term incentive plan is described on pages 17-18 of Exhibit 99.1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Long-term time-based incentive compensation
Hawaiian Electric named executive officers are eligible to receive annual grants of long-term time-based incentive compensation in the form of RSUs and RCAs that vest over a period of three years. Customarily, the Hawaiian Electric named executive officers have received long-term time-based compensation in the form of RSUs. However, given the extreme volatility of HEI’s stock, in 2024 Hawaiian Electric’s named executive officers were granted RCAs in lieu of RSUs. RSUs vest and convert to shares of HEI Common Stock in three equal annual installments beginning one year from the date of grant (plus compounded dividend equivalent shares on the installment that vested in such year). RCAs vest and are paid twice annually beginning six months from the date of grant in equal installments over three years. RSUs and RCAs offer executives the opportunity to receive shares of HEI Common Stock or cash payments, respectively, when the restrictions lapse, generally subject to continued employment with the Company through vesting. The value of the annual long-term time-based grant is based on a percentage of the executive’s base salary. These awards are designed to focus executives on creating long-term value for the Company’s stakeholders. Since the time-based incentives take three years to fully vest, they also are designed to promote retention. The vesting schedule for the 2024 RCA grant is set forth in the table below. The RCA payout amounts are included in the 2024 Summary Compensation Table below in the “Bonus” column.

	2024 RCA	Vesting in
Name	Grants	2024	2025	2026	2027
Shelee M. T. Kimura	$682,500	$113,750	$227,500	$227,500	$113,750
Paul K. Ito	461,621	76,937	153,874	153,874	76,936
Jimmy D. Alberts	300,800	50,133	100,266	100,266	50,135
Jason E. Benn	266,000	44,333	88,666	88,666	44,335
Colton K. Ching	274,200	45,700	91,400	91,400	45,700
Benefits
Retirement. Hawaiian Electric provides retirement benefits to named executive officers to promote financial security in recognition of years of service and to attract and retain high-quality leaders.

Hawaiian Electric employees, including named executive officers, are eligible to participate in the HEI Retirement Plan, which is a tax-qualified defined benefit pension plan, and to save for retirement on a tax-deferred (or Roth) basis through HEI’s Retirement Savings Plan, a tax-qualified defined contribution 401(k) plan, which does not provide non-elective employer contributions for any participants and does not provide matching contributions for participants who joined the Company before May 1, 2011. In 2011, HEI amended the HEI Retirement Plan and HEI Retirement Savings Plan to create a revised benefit structure for employees hired on or after May 1, 2011. Employees covered by the revised benefit structure receive a reduced pension benefit under the HEI Retirement Plan, but are eligible for limited matching contributions under the HEI Retirement Savings Plan. These changes were intended to lower the cost of pension benefits over the long term. Messrs. Ito and Alberts joined the Company after May 1, 2011 and are eligible to receive matching contributions under the 2011 amended HEI Retirement Savings Plan. The other named executive officers are not eligible for and did not receive matching contributions under that plan, since they joined the Company prior to May 1, 2011. The HEI Retirement Plan and HEI Retirement Savings Plan were further amended effective in January 2022 to restructure retirement benefits for employees hired on or after January 1, 2022. The amendments, among other things, eliminate benefits under the HEI Retirement Plan and add automatic enrollment in the HEI Retirement Savings Plan 401(k), along with non-elective Company contributions made on behalf of eligible employees. None of the named executive officers was impacted by the 2022 amendments.
Additional retirement benefits that cannot be paid from the HEI Retirement Plan due to Internal Revenue Code limits are provided to Hawaiian Electric named executive officers and other executives through the nonqualified HEI Excess Pay Plan. Benefits under the HEI Excess Pay Plan are determined using the same formula as the HEI Retirement Plan, but are not subject to the Internal Revenue Code limits on the amount of annual compensation that can be used for calculating benefits under qualified retirement plans and on the amount of annual benefits that can be paid from qualified retirement plans. This allows those participating in the HEI Excess Pay Plan a total retirement benefit at the same general percentage of final average pay afforded to other employees under the HEI Retirement Plan. In 2024, all Hawaiian Electric named executive officers participated in the HEI Excess Pay Plan. Retirement benefits are discussed in further detail below in the 2024 Pension Benefits table and related notes.
Deferred compensation plans. Hawaiian Electric provides named executive officers and other executives the opportunity to participate in plans that allow them to defer compensation and the resulting tax liability. Hawaiian Electric named executive officers and directors may participate in the HEI Deferred Compensation Plan, a nonqualified deferred compensation plan implemented in 2011 and amended and restated effective January 1, 2019, that allows the deferral of portions of the participants’ cash compensation, with certain limitations, and provides investment opportunities that are substantially similar to those available under the HEI Retirement Savings Plan. In 2024, there were no matching or other employer contributions under the HEI Deferred Compensation Plan for employees of Hawaiian Electric. Hawaiian Electric named executive officers are also eligible to defer payment of annual and long-term incentive awards and the resulting tax liability under a prior HEI nonqualified deferred compensation plan, although no named executive officer deferred compensation under that plan in 2024. Deferred compensation benefits are discussed in further detail below in the 2024 Nonqualified Deferred Compensation table and related notes.
Executive Death Benefit Plan (frozen since 2009). In September 2009, HEI froze the Executive Death Benefit Plan of HEI and Participating Subsidiaries, which provides death benefits to an executive’s beneficiaries following the executive’s death while employed or after retirement. As part of the freeze, HEI closed the plan to new participants and ceased all benefit accruals for current participants (i.e., there will be no increase in death benefits due to salary increases after September 9, 2009). Under contracts with Executive Death Benefit Plan participants in effect before September 2009, the death benefits were grossed up for tax purposes. This treatment was considered appropriate because the executive death benefit is a form of life insurance, and historically life insurance proceeds have been excluded from income for federal tax purposes. Mr. Ching is covered under the Executive Death Benefit Plan. Ms. Kimura and Messrs. Ito, Alberts and Benn are not covered under the plan because they joined the Company or were not executive officers until after the plan was frozen. Death benefits are discussed in further detail below in the 2024 Pension Benefits table and related notes.
Double-trigger change-in-control agreements. The HEI Compensation & Human Capital Management Committee and Hawaiian Electric Board consider change‑in‑control agreements to be an appropriate tool to recruit executives as an expected part of their compensation package to encourage the continued attention of key executives to the performance of their duties without distraction in the event of a potential change in control and to assist in retaining key executives. Change‑in‑control agreements can protect against executive flight during a transaction when key executives might, in the absence of the agreement, leave the Company and accept employment elsewhere. As of December 31, 2024, Ms. Kimura and Mr. Ito had change‑in‑control agreements.
All of the change‑in‑control agreements are double trigger, which means that they provide for cash severance and other benefits only upon a qualifying termination of the executives’ employment following a change in control. In determining the amount an executive is eligible to receive in such an event, the HEI Compensation & Human Capital Management Committee

takes into account the executive’s expected role in a potential change-in-control transaction, value to the organization and internal equity. The agreements approved by the HEI Compensation & Human Capital Management Committee for Ms. Kimura and Mr. Ito provide for a cash lump sum payment of two times base salary plus annual incentive. The annual incentive pay used in calculating the severance payment is the greater of the current annual incentive target or the largest actual annual incentive payout during the preceding three fiscal years. Aggregate payments under change-in-control agreements are limited to the maximum amount deductible under Section 280G of the Internal Revenue Code and there are no tax gross ups with respect to payments under these agreements. Payment of the severance benefits is conditioned on the Company receiving a release of claims by the applicable executive.
The change‑in‑control agreements have initial terms of two years and automatically renew for an additional year on each anniversary unless 90 days’ notice of nonrenewal is provided by either party, so that the protected period is at least one year upon nonrenewal. The agreements remain in effect for two years following a change in control. The agreements define a change in control generally as a change in ownership of HEI, a substantial change in the voting power of HEI’s securities or a change in the majority of the composition of the Board following consummation of a merger, tender offer or similar transaction. Change‑in‑control benefits are discussed in further detail in the Potential Payments Upon Termination or Change in Control section and related notes.
Minimal perquisites. Hawaiian Electric provides minimal other compensation to the named executive officers in the form of perquisites because such items are commonly provided to business executives in Hawaii, such as club memberships primarily for the purpose of business entertainment, or are necessary to recruit executives, such as relocation expenses or extra weeks of vacation. Hawaiian Electric may, from time to time, reimburse for reasonable business-related expenses. In 2024, the Company paid club membership dues for all named executive officers except Messrs. Ito and Alberts for the primary purpose of business entertainment expected of executives in their positions. In 2024, Messrs. Ito and Alberts received one more week of vacation annually than other employees with similar length of service typically receive. For further description of perquisites, see footnote 6 to the 2024 Summary Compensation Table below.
Elimination of most tax gross-ups. Hawaiian Electric has eliminated nearly all tax gross-ups. There are no tax gross-ups on club membership initiation fees or membership dues, or in the change-in-control agreements for the named executive officers who have such agreements. As discussed under “Executive Death Benefit Plan” above, tax gross ups of death benefits only apply to executives who participated in the Executive Death Benefit Plan before it was frozen in 2009.
Additional policies and information
Prohibition on hedging and pledging
HEI’s Insider Trading Policy, among other prohibitions, prohibits all directors, officers and employees of HEI and its subsidiaries (as well as the spouses, minor children, adult family members sharing the same household and any other person for whom the director, officer or employee exercises substantial control over such person’s securities trading decisions) from holding HEI’s securities in margin accounts or pledging such securities or engaging directly or indirectly in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of HEI’s securities. Hedging transactions include (but are not limited to) collars, equity swaps, exchange funds and prepaid variable forward sale contracts.
Executive Compensation Clawback Policy
On October 26, 2022, the SEC adopted final rules implementing the clawback provisions of the Dodd-Frank Act that direct the stock exchanges to establish listing standards requiring listed companies to develop and implement a policy providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers and to satisfy related disclosure obligations. The Company’s stock is not listed on any of the national securities exchanges and, thus, is not subject to the clawback requirements such exchanges have adopted. However, Ms. Kimura, as an executive officer of HEI, is subject to HEI’s Policy Regarding the Recovery of Erroneously Awarded Incentive-Based Compensation (Clawback Policy). The full text of the Clawback Policy can be found as Exhibit 97 to Form 10-K.
Tax and accounting impacts on compensation design
In designing compensation programs, the HEI Compensation & Human Capital Management Committee considers the tax and accounting implications of its decisions, along with other factors described in this Compensation Discussion and Analysis.
Tax matters. Section 162(m) of the Internal Revenue Code generally limits to $1 million, per applicable executive, the annual federal income tax deduction that a publicly-held corporation may claim for total taxable compensation payable to certain covered executive officers, including both current and former executives.
In determining compensation for our executive officers, the HEI Compensation & Human Capital Management Committee primarily considers factors that provide incentives for the achievement of business objectives, but also considers the extent to which the compensation is deductible. The HEI Compensation & Human Capital Management Committee recognizes the impact of Section 162(m) and its significance to the Company’s compensation programs but retains the flexibility and discretion to structure compensation appropriately, whether or not deductible.
Another tax consideration factored into the design of the Company’s compensation programs is compliance with the requirements of Section 409A of the Internal Revenue Code, for which noncompliance can result in additional taxes on participants in deferred compensation arrangements.
Accounting matters. In establishing performance goals for equity compensation, the HEI Compensation & Human Capital Management Committee may consider the impact of accounting rules. Accounting rules prescribe the way in which compensation is expensed. For example, under GAAP, compensation is generally expensed when earned. Financial Accounting Standards Board Accounting Standards Codification Topic 718 generally requires that equity compensation awards be accounted for based on their grant date fair value, which is recognized over the relevant service periods. The Hawaiian Electric Board and HEI Compensation & Human Capital Management Committee also have discretion in determining the level of achievement for the award and may determine that there should not be any incentive payout that would result solely from the adoption of a new accounting principle that affects a financial measure.

Hawaiian Electric Board and HEI Compensation & Human Capital Management Committee Report
Hawaiian Electric does not have a separate compensation committee. Rather, the entire Hawaiian Electric Board serves as Hawaiian Electric’s compensation committee with the assistance of the HEI Compensation & Human Capital Management Committee. Accordingly, the Hawaiian Electric Board and the HEI Compensation & Human Capital Management Committee have reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussion, the HEI Compensation & Human Capital Management Committee recommended to the Hawaiian Electric Board, and taking into account such recommendation the Hawaiian Electric Board approved, inclusion of the Compensation Discussion and Analysis in this Exhibit 99.1 and its incorporation by reference in the Hawaiian Electric 2024 Annual Report on Form 10-K with which this Exhibit 99.1 is filed.

Hawaiian Electric Board of Directors
Timothy E. Johns, Chair
James A. Ajello
Shelee M. T. Kimura
Mary E. Kipp
Toby B. Taniguchi

Compensation & Human Capital Management Committee of the HEI Board of Directors

Peggy Y. Fowler, Chair
Thomas B. Fargo
Elisia K. Flores
Micah A. Kāne

Compensation & Human Capital Management Committee Interlocks and Insider Participation
The Hawaiian Electric Board does not have a separate compensation committee. Rather, the entire Hawaiian Electric Board serves as Hawaiian Electric’s compensation committee and oversees the design and implementation of Hawaiian Electric executive compensation programs. In addition, as part of its responsibility to oversee compensation programs at HEI and its subsidiaries, the HEI Compensation & Human Capital Management Committee assists the Hawaiian Electric Board by approving performance- and equity-based compensation for ratification by the Hawaiian Electric Board and making recommendations to the Hawaiian Electric Board regarding other executive compensation matters.
During the last fiscal year, the Company’s CEO, who also was a Hawaiian Electric director in 2024, was responsible for evaluating the performance of the other Hawaiian Electric named executive officers and other Hawaiian Electric senior officers, and for proposing compensation for those officers to the HEI Compensation & Human Capital Management Committee for recommendation to the Hawaiian Electric Board. The CEO did not participate in the deliberations of the HEI Compensation & Human Capital Management Committee to recommend, or of the Hawaiian Electric Board to determine, the CEO’s own compensation, but did participate in deliberations of the Hawaiian Electric Board to determine the compensation of the other Hawaiian Electric named executive officers.

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The table below shows total compensation: (i) for 2022-2024 for Ms. Kimura and Messrs. Alberts, Benn and Ching and (ii) for 2023 and 2024 for Mr. Ito (who was not a named executive officer in 2022).
2024 SUMMARY COMPENSATION TABLE

Name and 2024 Principal Positions	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Nonequity Incentive Plan Compen- sation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compen- sation ($) (6)	Total Without Change in Pension Value ($) (7)	Total ($)
Shelee M. T. Kimura	2024	650,000	113,750	704,346	606,680	521,723	—	2,074,776	2,596,499
President and Chief Executive Officer	2023	575,000	—	895,602	—	606,930	—	1,470,602	2,077,532
	2022	450,000	—	814,267	249,909	—	—	1,514,176	1,514,176
Paul K. Ito*	2024	485,917	76,937	476,397	453,531	73,426	19,485	1,512,267	1,585,693
Senior Vice President, Chief Financial Officer & Treasurer	2023	118,750	—	672,667	—	87,000	2,566	793,983	880,983

Jimmy D. Alberts	2024	376,000	50,133	310,423	280,756	109,216	17,613	1,034,925	1,144,141
Senior Vice President & Chief Operations Officer	2023	364,583	—	321,561	—	143,044	24,209	710,353	853,397
	2022	350,000	—	290,387	129,571	—	22,973	792,931	792,931
Jason E. Benn	2024	349,750	44,333	274,516	259,725	155,335	—	928,324	1,083,659
Senior Vice President & Chief Transformation and Administrative Officer	2023	322,333	—	267,135	—	320,416	—	589,468	909,884
	2022	307,500	—	255,137	113,837	—	—	676,474	676,474
Colton K. Ching	2024	342,750	45,700	282,975	255,931	140,092	—	927,356	1,067,448
Senior Vice President, Planning & Technology	2023	331,667	—	274,870	—	410,407	—	606,537	1,016,944
	2022	315,000	—	261,356	116,613	—	—	692,969	692,969
*    Effective October 1, 2023, Mr. Ito was appointed Hawaiian Electric Senior Vice President, Chief Financial Officer and Treasurer. Prior to that, Mr. Ito served as HEI Executive Vice President, Chief Financial Officer & Treasurer from January 1, 2023 through September 30, 2023. Mr. Ito’s 2023 compensation for Hawaiian Electric shown above includes only compensation attributable to his time working for Hawaiian Electric in 2023. For Mr. Ito’s total 2023 compensation, which includes his compensation for Hawaiian Electric (disclosed here) and HEI, see Mr. Ito’s compensation as an HEI named executive officer in HEI’s Proxy Statement for the 2024 Annual Meeting of Shareholders (“HEI’s 2024 Proxy”), which includes the HEI “2023 Summary Compensation Table.”
1.Salary. This column represents cash base salary received for the year.
2.Bonus. This column represents RCA payments received during the year.
3.Stock Awards. These amounts represent the aggregate grant date fair value of stock awards granted in the years shown computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718). For 2022 and 2023, these amounts are composed of: (i) the opportunity (based on probable outcome of performance conditions (in this case, target) as of the grant date) to earn shares of HEI Common Stock in the future pursuant to the 2022-24 and 2023-25 LTIPs, respectively, if pre-established performance goals are achieved and (ii) RSUs vesting in installments over a three-year period. Mr. Ito was an HEI employee and not a Hawaiian Electric executive when his 2023-25 LTIP award was granted and the 2023 RSUs were awarded. Shares for Mr. Ito represents the pro-rated portion of the awards related to Hawaiian Electric service. For 2024, these amounts are composed of the opportunity (based on probable outcome of performance conditions (in this case, target) as of the grant date) to earn shares of HEI Common Stock in the future pursuant to the 2024-26 LTIP if pre-established performance goals are achieved. Assuming achievement of the highest level of performance conditions, the maximum value of the performance awards payable in 2027 under the 2024-26 LTIP would be: Ms. Kimura $1,365,000; Mr. Ito $923,238; Mr. Alberts $601,604; Mr. Benn $532,004; and Mr. Ching $548,405. For a discussion of the assumptions underlying the amounts set out for the RSUs and 2024-26 LTIP, see Note 12 to the Consolidated Financial Statements in the Annual Report on Form 10-K to which this Exhibit 99.1 is attached.
4.Nonequity Incentive Plan Compensation. These amounts represent cash payouts to named executive officers under the annual incentive plan, the Executive Incentive Compensation Plan (EICP), earned for the years shown.
5.Change in Pension Value and Nonqualified Deferred Compensation Earnings. These amounts represent the change in present value of the accrued pension and executive death benefits from beginning of year to end of year for 2022, 2023 and 2024. These amounts are not current payments; pension and executive death benefits are only paid after retirement or death, as applicable. The amounts in this column depend heavily on changes in actuarial assumptions, such as discount rates, and also are impacted by years of service and age. For 2024, the increase in value was due in part to increased average base salary during the trailing three-year period (payments under the excess pay plan and pension are calculated as a percentage of the average monthly base salary for the highest thirty‑six consecutive months out of the last ten years) resulting from promotions and related base salary increases; partly offset by an increase in discount rates, which results in a decrease in the present value of the accrued benefit. For 2023, the increase in value was due in part to increased average base salary during the trailing three-year period (payments under the excess pay plan and pension are calculated as a percentage of the average monthly base salary for the highest thirty‑six consecutive months out of the last ten years) resulting from promotions and related base salary increases and in part to a decrease in discount rates, which results in an increase in the present value of the accrued benefit. For 2022 the decrease in value was primarily due to an increase in discount rates, which results in a decrease in the present value of the accrued benefit. In accordance with SEC rules, the negative change in value in 2022 for all named executive officers is shown as no change in the table above. For a further discussion of the applicable plans, see the 2024 Pension Benefits table and related notes below. The 2023 change in pension value for Mr. Ito is attributable to his combined service to HEI and Hawaiian Electric and is the same as the amount disclosed for Mr. Ito in the HEI “2023 Summary Compensation Table” in Item 11 of Part III to the Form 10-K. No Hawaiian Electric named executive officer had above-market or preferential earnings on nonqualified deferred compensation for the periods covered in the table above.
6.All Other Compensation. The following table summarizes the components of “All Other Compensation” with respect to 2024:

Name	Contributions to Defined Contribution Plans ($)[a]	Other ($)[b]	Total All Other Compensation ($)
Shelee M. T. Kimura*	—	—	—
Paul K. Ito	10,350	9,135	19,485
Jimmy D. Alberts	10,350	7,263	17,613
Jason E. Benn*	—	—	—
Colton K. Ching*	—	—	—
a    Messrs. Ito and Alberts received matching contributions to their account in the HEI 401(k) Plan up to the amount permitted based on eligible compensation ($345,000 in 2024).
b    Messrs. Ito and Alberts had one more week of vacation than employees with similar length of service would usually receive.
*    The total value of perquisites and other personal benefits for each of Ms. Kimura and Messrs. Benn and Ching was less than $10,000 for 2024 and is therefore not included in the table above.
7.Total Without Change in Pension Value. Total Without Change in Pension Value represents total compensation as determined under SEC rules, minus the change in pension value and executive death benefits amount reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column. We include this column because the magnitude of the change in pension value and death benefits in a given year is largely determined by actuarial assumptions, such as discount rates and mortality assumptions set by the Society of Actuaries, and does not reflect decisions made by the HEI Compensation & Human Capital Management Committee or Hawaiian Electric Board for that year or the actual benefit necessarily to be received by the recipient. The amounts reported in the Total Without Change in Pension Value column may differ substantially from the amounts reported in the Total column and are not a substitute for the Total column.
Additional narrative disclosure about salary, bonus, stock awards, nonequity incentive plan compensation, change in pension value and nonqualified deferred compensation earnings and all other compensation can be found in the Compensation Discussion and Analysis above.

Grants of Plan-Based Awards
The table below shows cash performance award opportunities under the 2024 EICP and equity-based performance award opportunities granted under the LTIP for performance over the 2024-26 period and payable in 2027.
2024 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Nonequity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Shelee M. T. Kimura	2/9/24 EICP	243,750	487,500	975,000	—	—	—	—
	2/9/24 LTIP	—	—	—	26,070	52,139	104,278	704,346
Paul K. Ito	2/9/24 EICP	182,219	364,438	728,876	—	—	—	—
	2/9/24 LTIP	—	—	—	17,633	35,265	70,530	476,397
Jimmy D. Alberts	2/9/24 EICP	112,800	225,600	451,200	—	—	—	—
	2/9/24 LTIP	—	—	—	11,490	22,979	45,959	310,423
Jason E. Benn	2/9/24 EICP	99,750	199,500	399,000	—	—	—	—
	2/9/24 LTIP	—	—	—	10,160	20,321	40,642	274,516
Colton K. Ching	2/9/24 EICP	102,825	205,650	411,300	—	—	—	—
	2/9/24 LTIP	—	—	—	10,474	20,947	41,895	282,975
EICP    Executive Incentive Compensation Plan (annual incentive)
LTIP    Long-Term Incentive Plan (2024-26 period)

1.Estimated Future Payouts Under Nonequity Incentive Plan Awards. Shows possible cash payouts under the 2024 EICP based on meeting performance goals set in February 2024 at threshold, target and maximum levels. Actual payouts for the 2024 EICP are reported in the 2024 Summary Compensation Table above.
2.Estimated Future Payouts Under Equity Incentive Plan Awards. Represents the number of shares of HEI Common Stock that may be issued under the 2024-26 LTIP based upon the achievement of performance goals set in February 2024 at threshold, target and maximum levels and vesting at the end of the three-year performance period. LTIP awards are forfeited for terminations of employment during the vesting period, except for terminations due to death, disability or retirement, which allow for pro-rata participation based upon completed months of service after a minimum number of months of service in the performance period. Dividend equivalent shares, not included in the table, are compounded over the period at the actual dividend rate and are paid at the end of the performance period based on actual shares earned.
3.Grant Date Fair Value of Stock Awards. Grant date fair value for shares under the 2024-26 LTIP is estimated in accordance with the fair-value based measurement of accounting as described in FASB ASC Topic 718 based upon the probable (in this case, target) outcome of the performance conditions as of the grant date. For a discussion of the assumptions and methodologies used to calculate the amounts reported, see the discussion of performance awards contained in Note 12 (Share-based compensation) to the Consolidated Financial Statements in the 2024 Annual Report on Form 10-K.

Outstanding Equity Awards at 2024 Fiscal Year-End
OUTSTANDING EQUITY AWARDS AT 2024 FISCAL YEAR-END

		Stock Awards
				Equity Incentive Plan Awards
		Shares or Units of Stock That Have Not Vested (1)		Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Name	Grant Year	Number (#)	Market Value ($) (2)
Shelee M. T. Kimura	2022	3,088	30,046	—	—
	2023	5,423	52,766	12,202	118,725
	2024	—	—	52,139	507,312
	Total	8,511	82,812	64,341	626,037
Paul K. Ito	2022	759	7,385	—	—
	2023	7,467	72,654	8,960	87,181
	2024	—	—	35,265	343,128
	Total	8,226	80,039	44,225	430,309
Jimmy D. Alberts	2022	989	9,623	—	—
	2023	2,006	19,518	4,298	41,820
	2024	—	—	22,979	223,586
	Total	2,995	29,141	27,277	265,406
Jason E. Benn	2022	869	8,455	—	—
	2023	1,773	17,251	3,420	33,277
	2024	—	—	20,321	197,723
	Total	2,642	25,706	23,741	231,000
Colton K. Ching	2022	890	8,660	—	—
	2023	1,825	17,757	3,519	34,240
	2024	—	—	20,947	203,814
	Total	2,715	26,417	24,466	238,054
1.Shares or Units of Stock That Have Not Vested. The remaining installment of the 2022 RSUs vested on February 11, 2025. Of the remaining installments of the 2023 RSUs, one installment vested on February 10, 2025 and the remainder will vest on February 10, 2026.
2.Market Value. Market value is based upon the closing per‑share trading price of HEI Common Stock on the NYSE of $9.73 as of December 31, 2024.
3.Number of Unearned Shares, Units or Other Rights That Have Not Vested. Represents the number of shares of HEI Common Stock that would be issued under the 2023-25 and 2024-26 LTIPs if performance goals are met at the target level at the end of the respective three-year performance periods.

2024 Option Exercises and Stock Vested
2024 OPTION EXERCISES AND STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Shelee M. T. Kimura	7,894	(1)	103,411
Paul K. Ito	6,266	(1)	82,085
Jimmy D. Alberts	3,926	(1)	51,431
Jason E. Benn	2,972	(1)	38,933
Colton K. Ching	3,636	(1)	47,632
1.Represents the number of shares acquired (and dividend equivalents paid in stock based on number of shares vested) upon the 2024 vesting of installments of RSUs granted on February 11, 2020, February 9, 2021, August 16, 2021, February 11, 2022 and February 10, 2023. Value realized on vesting includes dividend equivalents.

Name	Number of Shares Acquired on Vesting	Compounded Dividend Equivalents	Total Shares Acquired on Vesting
Shelee M. T. Kimura	7,306	588	7,894
Paul K. Ito	5,840	426	6,266
Jimmy D. Alberts	3,583	343	3,926
Jason E. Benn	2,740	232	2,972
Colton K. Ching	3,314	322	3,636
Note: There were no payouts under the 2022-24 LTIP.

Pension Benefits
The table below shows the present value as of December 31, 2024 of accumulated benefits for each of the Hawaiian Electric named executive officers and the number of years of service credited to each executive under the applicable pension plan and executive death benefit plan, determined using the interest rate, mortality table and other assumptions described below, which are consistent with those used in Note 11 of the Consolidated Financial Statements in the 2024 Annual Report on Form 10-K to which this Exhibit 99.1 is attached.
2024 PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (4)	Payments During the Last Fiscal Year ($)
Shelee M. T. Kimura	HEI Retirement Plan (1)	20.3	1,328,535	—
	HEI Excess Pay Plan (2)	20.3	942,275	—
Paul K. Ito	HEI Retirement Plan (1)	6.9	236,127	—
	HEI Excess Pay Plan (2)	6.9	71,119	—
Jimmy D. Alberts	HEI Retirement Plan (1)	12.3	681,799	—
	HEI Excess Pay Plan (2)	12.3	76,912	—
Jason E. Benn	HEI Retirement Plan (1)	27.3	1,845,427	—
	HEI Excess Pay Plan (2)	27.3	28,770	—
Colton K. Ching	HEI Retirement Plan (1)	33.9	2,746,104	—
	HEI Excess Pay Plan (2)	33.9	39,943	—
	HEI Executive Death Benefit (3)	—	48,168	—
1.The HEI Retirement Plan is the standard retirement plan for HEI and Hawaiian Electric employees. Normal retirement benefits under the HEI Retirement Plan for management employees hired before May 1, 2011, including all of the named executive officers other than Messrs. Ito and Alberts, are calculated based on a formula of 2.04% × Credited Service (maximum 67%) × Final Average Compensation (average monthly base salary for highest thirty-six consecutive months out of the last ten years). Credited service is generally the same as the years of service with HEI and other participating companies (Hawaiian Electric, Hawaii Electric Light and Maui Electric). Credited service is also provided for limited unused sick leave and for the period a vested participant is on long-term disability. The normal form of benefit is a joint and 50% survivor annuity for married participants and a single life annuity for unmarried participants. Actuarially equivalent optional forms of benefit are also available. Participants who qualify to receive retirement benefits immediately upon termination of employment may also elect a single sum distribution of up to $100,000 with the remaining benefit payable as an annuity. Single sum distributions are not eligible for early retirement subsidies, and so may not be as valuable as an annuity at early retirement. Retirement benefits are increased by an amount equal to approximately 1.4% of the initial benefit every twelve months following retirement. The plan provides benefits at early retirement (prior to age 65), normal retirement (age 65), deferred retirement (over age 65) and death. Subsidized early retirement benefits are available for participants who meet certain age and service requirements at ages 50-64. The accrued normal retirement benefit is reduced by an applicable percentage, which ranges from 30% for early retirement at age 50 with at least 15 years of service to 1% at age 59. Accrued benefits are not reduced for eligible employees who retire at age 60 and above. The early retirement subsidies are not available to employees who terminate employment with vested benefits but prior to satisfying the age and service requirements for the early retirement subsidies.
HEI and Hawaiian Electric management employees who commenced employment on or after May 1, 2011, such as Messrs. Ito and Alberts, receive reduced benefits under the HEI Retirement Plan (e.g., reduced benefit formula, more stringent requirements for subsidized early retirement benefits, reduced early retirement subsidies and no post-retirement cost-of-living adjustment). Normal retirement benefits for these employees are calculated based on a formula of 1.5% × Credited Service × Final Average Compensation (average monthly base salary for highest thirty-six consecutive months out of the last ten years). These employees are eligible for a limited match under the HEI Retirement Savings Plan (50% match on the first 6% of compensation deferred).
As of December 31, 2024, all of the named executive officers were eligible for retirement benefits under the HEI Retirement Plan.
2.As of December 31, 2024, all of the named executive officers were participants in the HEI Excess Pay Plan. Benefits under the HEI Excess Pay Plan are determined using the same formula as the HEI Retirement Plan, but are not subject to the Internal Revenue Code limits on the amount of annual compensation that can be used for calculating benefits under qualified retirement plans ($345,000 in 2024 as indexed for inflation) and on the amount of annual benefits that can be paid from qualified retirement plans (the lesser of $275,000 in 2024 as indexed for inflation, or the participant’s highest average compensation over three consecutive calendar years). Benefits payable under the HEI Excess Pay Plan are reduced by the benefit payable from the HEI Retirement Plan. Early retirement, death benefits and vesting provisions are similar to the HEI Retirement Plan.
3.Mr. Ching is covered by the Executive Death Benefit Plan of HEI and Participating Subsidiaries. The plan was amended effective September 9, 2009 to close participation to new participants and freeze the benefit for existing participants. Under the amendment, death benefits will be paid based on salaries as of September 9, 2009. The plan provides death benefits equal to two times the executive’s base salary as of September 9, 2009 if the executive dies while actively employed or, if disabled, dies prior to age 65, and one times the executive’s base salary as of September 9, 2009 if the executive dies following retirement. The amounts shown in the table above assume death following retirement. Death benefits are grossed up by the amount necessary to pay income taxes on the grossed up benefit amount as an equivalent to the tax exclusion for death benefits paid from a life insurance policy. Ms. Kimura and Messrs. Ito, Alberts and Benn were not employed by Hawaiian Electric or were not eligible at the time the plan was frozen and therefore are not entitled to any benefits under the plan.
4.The present value of accumulated benefits for the Hawaiian Electric named executive officers included in the 2024 Pension Benefits table was determined based on the following:
Methodology – The present values are calculated as of December 31, 2024 based on the credited service and pay of the Hawaiian Electric named executive officer as of such date (or the date of benefit freeze, if earlier).
Assumptions
a.Discount Rate – The discount rate is the interest rate used to discount future benefit payments in order to reflect the time value of money. The discount rates used in the present value calculations are 5.77% for retirement benefits and 5.72% for executive death benefits as of December 31, 2024.
b.Mortality Table – The PRI-2012 Mortality Table (separate male and female rates) with generational projection using scale MP-2021 from base year 2012 is used to discount future pension benefit payments in order to reflect the probability of survival to any given future date. For the calculation of the executive death benefit present values, the mortality table rates are multiplied by the death benefit to capture the death benefit payments assumed to occur at all future dates. Mortality is applied post-retirement only.
c.Retirement Age – A Hawaiian Electric named executive officer included in the table is assumed to remain in active employment until, and assumed to retire at, the later of (a) the earliest age when unreduced pension benefits would be payable or (b) attained age as of December 31, 2024.
d.Pre-Retirement Decrements – Pre-retirement decrements refer to events that could occur between the measurement date and the retirement age (such as withdrawal, early retirement and death) that would impact the present value of benefits. No pre-retirement decrements are assumed in the calculation of pension benefit table present values. Pre-retirement decrements are assumed for financial statement purposes.
e.Unused Sick Leave – Each Hawaiian Electric named executive officer who participates in the HEI Retirement Plan is assumed to have accumulated 1,160 unused sick leave hours at retirement age.
2024 Nonqualified Deferred Compensation
Although all Hawaiian Electric named executive officers are eligible to participate in the HEI deferred compensation plans, which are described in the Compensation Discussion and Analysis above, only Mr. Ito deferred any amount or had an account balance under those plans in 2024.

Name	Executive Contributions in Last FY ($)[1]	Registrant Contributions in Last FY ($)	Aggregate Earnings/(Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Paul K. Ito	—	—	56,581	—	380,810
1.    Represents salary and incentive compensation deferrals under the HEI Deferred Compensation Plan, a contributory nonqualified deferred compensation plan implemented in 2011. The plan allows certain HEI and Hawaiian Electric executives to defer up to 100% of annual base salary in excess of the compensation limit set forth in Internal Revenue Code Section 401(a)(17) ($345,000 in 2024, as indexed for inflation) and up to 80% of any incentive compensation paid in cash. In 2024, there were no matching or other employer contributions under the plan. The deferred amounts are credited with gains/losses of deemed investments chosen by the participant from a designated list of publicly traded mutual funds and other investment offerings. Earnings are not above-market or preferential and therefore are not included in the 2024 Summary Compensation Table above. The distribution of accounts from the plan is triggered by disability, death or separation from service (including retirement) and will be delayed for a 6-month period to the extent necessary to comply with Internal Revenue Code Section 409A. A participant may elect to receive such distributions triggered by separation from service in a lump sum or in substantially equal payments spread over a period not to exceed 15 years. Lump sum benefits are payable in the event of disability or death.

Potential Payments Upon Termination or Change in Control
The table below shows the potential payments to each Hawaiian Electric named executive officer in the event of retirement, death or disability, voluntary termination, termination for cause, termination without cause and termination after change in control, assuming termination occurred on December 31, 2024. The amounts listed below are estimates; actual amounts to be paid would depend on the actual date of termination and circumstances existing at that time.
2024 TERMINATION/CHANGE-IN-CONTROL PAYMENT TABLE

Name/ Benefit Plan or Program	Retirement on 12/31/24 ($) (1)	Termination due to death or disability on 12/31/24 ($) (2)	Voluntary termination, termination for and without cause on 12/31/24 ($) (3)	Termination after change in control on 12/31/24 ($) (4)
Shelee M. T. Kimura
Executive Incentive Compensation Plan (5)	—	—	—	—
Long-Term Incentive Plan (6)	252,037	252,037	—	—
Restricted Stock Units (7)	55,189	55,189	—	—
Restricted Cash Awards (8)	94,981	94,981	—	—
Change-In-Control Agreement (4)	—	—	—	2,104,141
TOTAL	402,207	402,207	—	2,104,141
Paul K. Ito
Executive Incentive Compensation Plan (5)	—	—	—	—
Long-Term Incentive Plan (6)	—	175,276	—	—
Restricted Stock Units (7)	—	42,214	—	—
Restricted Cash Awards (8)	—	64,242	—	—
Change-In-Control Agreement (4)	—	—	—	1,706,435
TOTAL	—	281,732	—	1,706,435
Jimmy D. Alberts
Executive Incentive Compensation Plan (5)	—	—	—	—
Long-Term Incentive Plan (6)	103,741	103,741	—	267,413
Restricted Stock Units (7)	18,932	18,932	—	30,883
Restricted Cash Awards (8)	41,861	41,861	—	250,667
TOTAL	164,534	164,534	—	548,963
Jason E. Benn
Executive Incentive Compensation Plan (5)	—	—	—	—
Long-Term Incentive Plan (6)	89,156	89,156	—	232,597
Restricted Stock Units (7)	16,685	16,685	—	27,244
Restricted Cash Awards (8)	37,018	37,018	—	221,667
TOTAL	142,859	142,859	—	481,508
Colton K. Ching
Executive Incentive Compensation Plan (5)	—	—	—	—
Long-Term Incentive Plan (6)	91,852	91,852	—	239,698
Restricted Stock Units (7)	17,135	17,135	—	28,002
Restricted Cash Awards (8)	38,160	38,160	—	228,500
TOTAL	147,147	147,147	—	496,200
Note: All stock-based award amounts were valued using the 2024 year-end closing price of HEI Common Stock on the NYSE of $9.73 per share on December 31, 2024. Other benefits that are available to all salaried employees on a nondiscriminatory basis and perquisites aggregating less than $10,000 in value have not been listed.
1.Retirement payments & benefits. In addition to the amounts shown in this column, retired executives are entitled to receive their vested retirement plan and deferred compensation benefits under all termination scenarios. See the 2024 Pension Benefits and 2024 Nonqualified Deferred Compensation tables above. Mr. Ito has not met the requirements for retirement eligibility under the 2010 Equity and Incentive Plan, as amended (EIP), which includes the Long-Term Incentive Plan, Restricted Stock Units and Restricted Cash Awards. Accordingly, no amounts are shown in this column for Mr. Ito.
2.Termination due to death or disability payments & benefits. All named executive officers were eligible for death or disability payments & benefits as of December 31, 2024.
3.Voluntary termination payments & benefits. If a Hawaiian Electric named executive officer voluntarily terminates employment, he or she could lose any annual or long-term incentives based upon the HEI Compensation & Human Capital Management Committee’s right to amend, suspend or terminate any incentive award or any portion of it at any time. Voluntary termination results in the forfeiture of unvested RSUs and RCAs and participation in incentive plans. The executive's entitlement to rights under his or her change-in-control agreement would also end.
Termination for cause payments & benefits. If the executive is terminated for cause, he or she could lose any annual or long-term incentives based upon the HEI Compensation & Human Capital Management Committee’s right to amend, suspend or terminate any incentive award or any portion of it at any time. “Cause” generally means a violation of the HEI Corporate Code of Conduct or, for purposes of awards under the EIP, has the meaning set forth in such plan. Termination for cause results in the forfeiture of all unvested RSUs and RCAs and participation in incentive plans. The executive’s entitlement to rights under his or her change-in-control agreement would also end.
Termination without cause payments & benefits. If the executive is terminated without cause, he or she could lose any annual or long-term incentives based upon the HEI Compensation & Human Capital Management Committee’s right to amend, suspend or terminate any incentive award or any portion of it at any time. Termination without cause results in the forfeiture of unvested RSUs and RCAs. As discussed in footnote 4 below, different benefits would be payable to the named executive officers if his or her termination without cause were to follow a change in control under the terms of his or her change-in-control agreements.
4.Termination after change-in-control payments & benefits. Ms. Kimura and Mr. Ito had change-in-control agreements as of December 31, 2024.
“Change in control” generally means a change in ownership of HEI, a substantial change in the voting power of HEI’s securities or a change in the majority of the composition of the Board following the consummation of a merger, tender offer or similar transaction. The change-in-control agreements are double trigger, which means that they provide for cash severance and other benefits only upon a qualifying termination of the executive's employment following a change in control. Ms. Kimura and Mr. Ito have a lump sum severance multiplier of two times, in each case applied to the sum of the executive’s base salary and annual incentive compensation (determined to be the greater of the current target or the largest actual annual incentive compensation during the preceding three years).
In addition, under the change-in-control agreements executives would receive continued life, disability, dental, accident and health insurance benefits for the severance period (i.e., the number of years equal to the applicable severance multiplier). Executives would receive a lump sum payment equal to the present value of the additional benefit the executives would have earned under their respective retirement and savings plans during the severance period. Executives would also receive the greater of current target or actual projected EICP and cash-based long-term incentive plan compensation (including RCAs and any cash-based LTIP), pro-rated if termination occurs during the first half of the applicable performance period and the full value if termination occurs in the second half of the applicable performance period. For RSUs, in the event of a change in control as defined by the EIP, either (i) the surviving or acquiring entity will assume all outstanding RSUs or will substitute similar awards and such awards would vest in full upon a termination within 24 months following the change in control without cause or by the participant with good reason, as each term is defined by the EIP or (ii) to the extent the surviving entity refuses to assume or substitute such awards, such awards shall become fully vested. Additional age and service credit is received for the severance period for purposes of determining retiree welfare benefit eligibility. Executives would receive outplacement services, capped at 15% of annual base salary. Payment would generally be delayed for six months following termination of employment to the extent required to avoid an additional tax under Section 409A of the Internal Revenue Code. Interest would accrue during any six-month delay period at the prevailing six-month certificate of deposit rate and payments would be set aside during that period in a grantor (rabbi) trust. There are no tax gross ups provided for in the agreements and, as provided in the change-in-control agreements, the total severance amount shown is limited to the maximum amount deductible under Section 280G of the Internal Revenue Code with respect to each named executive officer. Payment of the foregoing benefits is subject to a release of claims by the applicable named executive officer.
For executives who do not have a change-in-control agreement, the EIP and respective plan agreements provide for accelerated vesting or payments to be made to executives upon a change in control, as defined in the EIP. The effects of a change in control on EICP and LTIP awards, RSUs and RCAs for executives without a change-in-control agreement are described in notes 5, 6, 7 and 8 below.
5.Executive Incentive Compensation Plan (EICP). Excludes amounts payable under the 2024 EICP because those amounts would have vested without regard to termination because the applicable performance period ended on December 31, 2024. Upon death, disability or retirement, executives continue to participate in the EICP on a pro-rata basis if the executive has met applicable minimum service requirements, with a lump sum payment to be made by Hawaiian Electric if the applicable performance goals are achieved. The plan documents provide that in the event of a change in control as defined by the EIP, the EICP award would be immediately paid out in cash at target level, pro-rated for completed months of service in the performance period. For the remaining unvested portion of the award, the EIP provides that: (i) the surviving entity or acquiring entity will assume all awards outstanding under the EICP or will substitute similar awards and such awards would vest in full upon a termination within 24 months following the change in control without cause or by the participant with good reason, as each term is defined by the EIP or (ii) to the extent the surviving entity refuses to assume or substitute such awards, such awards shall become fully vested (with all performance goals deemed achieved at 100% of target levels). Annual incentive compensation payments for named executive officers in the event of a change in control are further described in footnote 4 above.
6.Long-Term Incentive Plan (LTIP). Excludes amounts payable under the 2022-24 LTIP because those amounts would have vested without regard to termination because the applicable performance period ended on December 31, 2024. Upon death, disability or retirement, executives continue to participate in each ongoing LTIP cycle on a pro-rata basis if the executive has met applicable minimum service requirements, with a lump sum payment to be made by Hawaiian Electric if performance goals are achieved. The amounts shown are at target for all applicable plan years, pro-rated based upon service through December 31, 2024; actual payouts will depend upon performance achieved at the end of the plan cycle. The plan documents provide that in the event of a change in control as defined by the EIP, the LTIP award would be immediately paid out in cash at target level, pro-rated for completed months of service in the performance period. For the remaining unvested portion of the award, the EIP provides that: (i) the surviving entity or acquiring entity will assume all awards outstanding under the LTIP or will substitute similar awards and such awards would vest in full upon a termination within 24 months following the change in control without cause or by the participant with good reason, as each term is defined by the EIP or (ii) to the extent the surviving entity refuses to assume or substitute such awards, such awards shall become fully vested (with all performance goals deemed achieved at 100% of target levels). Long-term incentive compensation payments for named executive officers in the event of a change in control are further described in footnote 4 above and quantified as part of the Change-in-Control Agreement payment in the table above.
7.Restricted Stock Units (RSUs). Termination for or without cause results in the forfeiture of unvested RSUs. Termination due to death, disability or retirement results in pro-rata vesting of RSUs. The EIP provides that in the event of a change in control as defined by the EIP, either (i) the surviving or acquiring entity will assume all outstanding RSUs or will substitute similar awards and such awards would vest in full upon a termination within 24 months following the change in control without cause or by the participant with good reason, as each term is defined by the EIP or (ii) to the extent the surviving entity refuses to assume or substitute such awards, such awards shall become fully vested. The vesting of RSUs in the event of a qualifying termination of employment for named executive officers following a change in control is further described in footnote 4 above and quantified as part of the Change-in-Control Agreement payment in the table above.
8.Restricted Cash Awards (RCAs). Termination for or without cause results in the forfeiture of unvested RCAs. Termination due to death, disability or retirement results in pro-rata vesting of RCAs. The EIP provides that in the event of a change in control as defined by the EIP, either (i) the surviving or acquiring entity will assume all outstanding RCAs or will substitute similar awards and such awards would vest in full upon a termination within 24 months following the change in control without cause or by the participant with good reason, as each term is defined by the EIP or (ii) to the extent the surviving entity refuses to assume or substitute such awards, such awards shall become fully vested. The vesting of RCAs in the event of a qualifying termination of employment for named executive officers following a change in control is further described in footnote 4 above and quantified as part of the Change-in-Control Agreement payment in the table above.
CEO Pay Ratio
As required by SEC rules, we are disclosing the ratio of the Hawaiian Electric CEO’s annual total compensation to our median Hawaiian Electric employee’s annual total compensation.
In accordance with Item 402(u) of Regulation S-K, we are using the same median employee we used to calculate our 2023 CEO pay ratio because there have been no changes in our employee population or employee compensation agreements that we believe would significantly impact our pay ratio disclosure. We identified our median employee by evaluating 2022 Form W-2s for all individuals, excluding our CEO, who were employed by us on October 1, 2023. We included all employees, whether employed on a full-time, part-time, or seasonal basis and assumed no compensation earned in 2022 for employees hired in 2023. We believe that the use of Form W-2 compensation for all employees is an appropriate compensation measure for this purpose because it reasonably reflects annual compensation for our employees.
Once we determined the median employee based on Form W-2 compensation, we calculated annual total compensation for such employee using the same methodology we use for our CEO as set forth in 2024 the Summary Compensation Table above. The SEC rules allow for varying methodologies for companies to identify their median employee. Other companies may have different employment and compensation practices and may utilize different methodologies, estimates and assumptions in calculating their own pay ratios. Therefore, the pay ratios reported by other companies may not be relevant for purposes of comparison to our pay ratio.
For 2024, the annual total compensation of Ms. Kimura, our President and CEO, was $2,596,499 and the annual total compensation of our median employee was $126,308. Based on this information, the 2024 ratio of our CEO's annual total compensation to our median employee's annual total compensation was 21:1.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
Security ownership of certain beneficial owners
Hawaiian Electric Common Stock
HEI owns all of Hawaiian Electric’s outstanding Common Stock, which is Hawaiian Electric’s only class of securities generally entitled to vote on matters requiring shareholder approval.
Hawaiian Electric Preferred Stock
Various series of Hawaiian Electric Preferred Stock have been issued and are outstanding. Shares of Hawaiian Electric Preferred Stock are not considered voting securities, but upon certain defaults in dividend payments holders of Hawaiian Electric Preferred Stock may have the right to elect a majority of the directors of Hawaiian Electric. HEI owns 100,000 shares of Hawaiian Electric Preferred Stock, or approximately 9% of the 1,114,657 shares of Hawaiian Electric Preferred Stock outstanding. No Hawaiian Electric directors, executive officers or named executive officers (as listed in the Compensation Discussion and Analysis above) own Hawaiian Electric Preferred Stock.
HEI Common Stock
The table below shows the number of shares of HEI Common Stock beneficially owned by each person who is a current Hawaiian Electric director, each Hawaiian Electric named executive officer (as listed in the Compensation Discussion and Analysis above) and directors and executive officers as a group as of February 10, 2025.

	Amount and Nature of Beneficial Ownership of HEI Common Stock
Name of Individual or Group	Sole Voting or Investment Power (1)	Shared Voting or Investment Power (2)	Other Beneficial Ownership (3)	Restricted Stock Units (4)	Total (5)
Nonemployee directors
James A. Ajello	4,736	35,749			40,485
Timothy E. Johns	100	51,309			51,409
Mary E. Kipp	2,358				2,358
Toby B. Taniguchi	4,736				4,736
Employee director and Named Executive Officer
Shelee M. T. Kimura	21,943	1,358		6,666	29,967
Other Named Executive Officers
Jimmy D. Alberts	45,867			2,301	48,168
Jason E. Benn	8,976			2,027	11,003
Colton K. Ching	21,460		87	2,082	23,629
Paul K. Ito	17,281			4,738	22,019
All directors and executive officers as a group (10 persons)*	135,723	88,416	87	19,753	243,979
(1)Includes the following shares held as of February 10, 2025 in the form of stock units in the HEI Common Stock fund pursuant to the HEI Retirement Savings Plan: approximately 863 shares for all directors and executive officers as a group. The value of a unit is measured by the closing price of HEI Common Stock on the measurement date.
(2)Includes (i) shares registered in name of the individual and spouse and/or (ii) shares registered in trust with the individual and spouse serving as co-trustees.
(3)Shares owned by spouse, children or other relatives sharing the home of the director or officer in which the director or officer disclaims beneficial interest.
(4)Includes the number of shares that the individuals named above had a right to acquire as of or within 60 days after February 10, 2025 pursuant to restricted stock units and related dividend equivalent rights thereon, including shares which retirement eligible individuals have a right to acquire upon retirement. These shares are included for purposes of calculating the percentage ownership of each individual named above and all directors and executive officers as a group as described in footnote (5) below, but are not deemed to be outstanding as to any other person.
(5)As of February 10, 2025, the directors and executive officers of Hawaiian Electric as a group and each individual named above beneficially owned less than one percent of the record number of outstanding shares of HEI Common Stock as of that date and no shares were pledged as security.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
Related person transactions
The HEI Board has adopted a related person transaction policy that is specifically incorporated in HEI’s Corporate Code of Conduct, which is available for review at www.hei.com/govdocs (documents referenced as being available on the Company’s website are not incorporated herein). The Corporate Code of Conduct, including the related person transaction policy, also applies to Hawaiian Electric and its subsidiaries. The related person transaction policy is specific to transactions between the Company and related persons such as executive officers and directors, their immediate family members or entities with which they are affiliated in which the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest. Under the policy, the HEI Board, acting through the HEI Nominating and Corporate Governance Committee, may approve a related person transaction involving a director or an officer if the HEI Board determines in advance that the transaction is not inconsistent with the best interests of HEI and its shareholders and is not in violation of HEI’s Corporate Code of Conduct.
There have been no transactions since January 1, 2024, and there are no currently proposed transactions in which, Hawaiian Electric or any of its subsidiaries was a participant, the amount involved exceeds $120,000, and any related person (as defined in Item 404 of Regulation S-K) had or will have a direct or indirect material interest.
Director independence
Because HEI has Common Stock listed on NYSE and Hawaiian Electric is a wholly-owned subsidiary of HEI, HEI is subject to the corporate governance listing standards in Section 303A of the NYSE Listed Company Manual but Hawaiian Electric is not subject to NYSE listing standards, including Sections 303A.01 and 303A.02 regarding director independence.
Although Hawaiian Electric is not subject to NYSE listing standards 303A.01 and 303A.02, Hawaiian Electric voluntarily endeavors to comply with these standards for director independence. The HEI Nominating and Corporate Governance Committee assists the Hawaiian Electric Board with its independence determinations.
For a director to be considered independent under NYSE listing standards 303A.01 and 303A.02, the Hawaiian Electric Board must determine that the director does not have any direct or indirect material relationship with Hawaiian Electric or its parent or subsidiaries apart from his or her service as a director. The NYSE listing standards also specify circumstances under which a director may not be considered independent, such as when the director has been an employee of the Company within the last three fiscal years, if the director has had certain relationships with the Company’s external or internal auditor within the last three fiscal years or when the Company has made or received payments for goods or services to or from entities with which the director or an immediate family member of the director has specified affiliations and the aggregate amount of such payments in any year within the last three fiscal years exceeds the greater of $1 million or 2% of such entity’s consolidated gross revenues for the fiscal year.
The HEI Nominating and Corporate Governance Committee and the Hawaiian Electric Board considered the information below, which was provided by Hawaiian Electric directors and/or by HEI and its subsidiaries, concerning relationships between (i) Hawaiian Electric or its affiliates and (ii) the director, the director’s immediate family members or entities with which such directors or immediate family members have certain affiliations. Based on its consideration of the relationships described below and the recommendations of the HEI Nominating and Corporate Governance Committee, the Hawaiian Electric Board determined that all of the nonemployee directors of Hawaiian Electric (Messrs. Ajello, Johns, and Taniguchi and Ms. Kipp) are independent. The remaining director of Hawaiian Electric, Ms. Kimura, is an employee director and hence is not independent.
With respect to Mr. Taniguchi, the Hawaiian Electric Board considered amounts paid during the last three fiscal years to purchase electricity from Hawaii Electric Light Company, a subsidiary of Hawaiian Electric (the sole public utility providing electricity to the island of Hawaii) by the entity which the director was employed or a family member of the director was an executive officer. None of the amounts paid by this entity for electricity (excluding pass-through charges for fuel, purchased power and Hawaii state revenue taxes) within the last three fiscal years exceeded the NYSE threshold that would automatically result in a director not being independent. The Hawaiian Electric Board also considered that Hawaiian Electric is the sole source of electric power on the island of Hawaii and that the rates Hawaii Electric Light charges for electricity are fixed by state regulatory authority. Since purchasers of electricity from Hawaiian Electric Light have no choice as to supplier and no ability to negotiate rates or other terms, the Hawaiian Electric Board determined that these relationships do not impair the independence of Mr. Taniguchi.

ITEM 14.	PRINCIPAL ACCOUNTING FEES AND SERVICES
Principal accountant fees
The following table sets forth the fees paid or payable to Deloitte & Touche LLP (Deloitte), Hawaiian Electric’s independent registered public accounting firm for 2024 and 2023:

	2024	2023
Audit fees (primarily consisted of fees associated with the audit of the consolidated financial statements, quarterly reviews and additional work performed related to the Maui windstorm and wildfires)	$2,400,000	$2,128,000
Audit-related fees (primarily consisted of agreed upon procedures)	84,000	82,000
Tax fees	—	—
All other fees	—	—
	$2,484,000	$2,210,000
Pre-approval policies
Pursuant to its charter, the Hawaiian Electric Audit & Risk Committee provides input to the HEI Audit & Risk Committee regarding pre-approval of all audit and permitted non-audit services of the independent registered public accounting firm engaged to audit the Consolidated Financial Statements with respect to Hawaiian Electric. The Hawaiian Electric Audit & Risk Committee may delegate this responsibility to one or more of its members, provided that such member or members report to the full committee at its next regularly scheduled meeting any such input provided to the HEI Audit & Risk Committee. The Hawaiian Electric Audit & Risk Committee has delegated such responsibility to its chairperson. With such input, the HEI Audit & Risk Committee pre-approved all of the audit, audit-related and tax fees reflected in the table above.

Appendix A

Reconciliation of GAAP1 to Non‑GAAP Measures: Incentive Compensation Adjustments
Hawaiian Electric reports its financial results in accordance with accounting principles generally accepted in the United States of America (GAAP). However, Hawaiian Electric management may use certain non‑GAAP measures to evaluate the performance of Hawaiian Electric and its subsidiaries for compensation purposes. Management believes these EICP and LTIP non‑GAAP measures provide useful information and are a better indicator of management’s performance regarding ongoing business operations for the purpose of measuring the level of achievement against the performance objectives underlying the EICP and LTIP programs established at the beginning of the measurement period. Adjusted earnings and other financial measures as presented below may not be comparable to similarly-titled measures used by other companies. The table below provides a reconciliation of GAAP earnings to non‑GAAP EICP and LTIP measures for the Utilities.

Hawaiian Electric Company, Inc. and Subsidiaries
Unaudited
($ in millions)

	Years ended December 31
	2024	2023	2022	2021
UTILITY NET INCOME (LOSS)
GAAP (as reported)	$(1,226.4)	$194.0	$188.9	$177.6
Wildfire settlement and expense greater than budget[2]	1,390.0
Non‑GAAP (adjusted) net income for 2024 EICP purposes	163.6
Excluding special items (after‑tax) for LTIP purposes only:
Budgeted 2024 wildfire expense adjustment[3]	17.1	—	—	—
Non‑GAAP (adjusted) net income for 2022-24 LTIP purposes	$180.7	$194.0	$188.9	$177.6
UTILITY Return on Average Common Equity (%)
Based on GAAP	NM	8.2	8.2
Based on non‑GAAP (adjusted) for 2022‑24 LTIP purposes[4]	7.3	8.2	8.2
Note: Columns may not foot due to rounding.
NM Not meaningful.
1     Accounting principles generally accepted in the United States of America.
2    Accrued expense above budget for Maui Wildfire costs primarily relating to the tort-related settlement under the Settlement Agreements entered into effective November 1, 2024. See Form 8-K filed with the SEC on November 5, 2024.
3    Add back the portion of 2024 EICP adjustment relating to 2024 budget.
4    Calculated as non-GAAP adjusted net income divided by average non-GAAP adjusted common equity.

Appendix B
2024 Executive Incentive Compensation Plan

2024 Annual Incentive Performance Metrics	Weight- ing	Goals
		Threshold	Target	Maximum	Result
Safety and Resilience[1]
Wildfire Mitigation Plan:
T&D Inspections (distribution circuits inspected)	6.7%	80%	90%	100%	94%
Test and Treat (poles “tested and treated”)	6.7%	2,197	2,471	2,746	5,805
Fast Trip (distribution circuits fast-trip enabled)	6.6%	80%	90%	100%	95%
Employee Safety:
Recordable Incidents (improvement over 3-year historical average)	10%	5%	10%	15%	0%
Lost Workdays (improvement over 3-year historical average)	10%	5%	10%	15%	15%
Energy Security:
Generation Reliability - Company-Owned Generation (EFORd no more than)
Oahu	1.67%	14.4%	12.0%	9.6%	12.3%
Maui County	1.67%	3.0%	2.5%	2.0%	2.0%
Hawaii Island	1.66%	12.0%	10.0%	8.0%	8.1%
Generation Reliability - IPP Generation	5%	Complete Interconnection Requirements Study for all Stage 3 Projects that are selected on 12/1/23 and elect to move forward by 12/31/24	Threshold plus 5 projects have signed PPAs by 12/31/24	Threshold plus 9 projects have signed PPAs by 12/31/24	Below Threshold
Reportable Cyber Events	5%	No reportable incidents during the year consistent with SEC standards	Achieve Threshold and average NIST Cyber Security Framework maturity rating of 2.5	Achieve Threshold and average NIST Cyber Security Framework maturity rating of 3.0	Target
Financial Health[2]
Adjusted Net Income	12.5%	$142.5M	$150.0M	$157.5M	$163.6M
Liquidity	12.5%	$90.0M	$100.0M	$110.0M	150.0% of Target
Trust & Reputation[3]
Customer Satisfaction: Escalent Residential Customer Benchmark - Service Reputation Score	5%	Quarterly Score of 74 or 70th Percentile	Quarterly Score of 75 or Top Quartile	Quarterly Score of 76 or 80th Percentile	60.0% of Target
Customer Satisfaction: Escalent Residential Customer Benchmark - Company Image Score	5%	Quarterly Consolidated Score of 69 or 40th Percentile	Quarterly Consolidated Score of 70 or 50th Percentile	Quarterly Consolidated Score of 71 or 60th Percentile	37.5% of Target
Healthy & Engaged Workforce: Employee Engagement Score[4]	10%	One-point increase from 2023 survey results from employee engagement score	Two-point increase from 2023 survey results from employee engagement score	Three-point increase from 2023 survey results from employee engagement score	Target
1    Safety and Resilience includes goals related to (i) implementation of the wildfire mitigation plan, (ii) employee safety measured by improvement in recordable incidents and lost workdays, and (iii) energy security measured by outage percentage and reportable cyber events.
2    Financial Health includes goals related to (i) Hawaiian Electric’s consolidated adjusted net income for 2024, and (ii) liquidity measured as the actual book cash balance plus committed liquidity sources.
3     Trust & Reputation includes goals related to consolidated customer satisfaction based on quarterly results of customer surveys conducted by an outside vendor.
4     Healthy & Engaged Workforce: Employee Engagement Score is based on the results of the annual employee engagement survey.